Exhibit 4.2
[Execution Version]
$30,000,000
CREDIT AGREEMENT
dated as of August 10, 2011,
among
UNS ELECTRIC, INC.,
as Borrower,
UNISOURCE ENERGY SERVICES, INC.,
as Guarantor,
THE LENDERS NAMED HEREIN AND
FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
UNION BANK, N.A.,
as Administrative Agent

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Exhibits

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Notice of Conversion
EXHIBIT B	—	Form of Opinion of Morgan, Lewis & Bockius LLP, New York counsel to the Obligors
EXHIBIT C	—	Form of Opinion of the General Counsel of the Guarantor and counsel to the Borrower
EXHIBIT D	—	Form of Lender Assignment
Schedules

SCHEDULE 1.01	Pricing Schedule
SCHEDULE 1.02	Applicable Lending Offices
SCHEDULE 7.01(e)	Subsidiaries

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CREDIT AGREEMENT
Dated as of August 10, 2011
THIS CREDIT AGREEMENT is made by and among:
(i)	UNS Electric, Inc., an Arizona corporation (the “Borrower”),

(ii)	UniSource Energy Services, Inc., an Arizona corporation (the “Guarantor”),

(iii)	the Lenders listed on the signature pages hereof (each, together with its successors and assigns, individually, a “Lender” and collectively, the “Lenders”), and

(iv)	Union Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for the Lenders hereunder.
PRELIMINARY STATEMENTS
WHEREAS, the Borrower has requested that the Lenders make term loans to the Borrower for the purposes described herein; and
WHEREAS, the Lenders are willing to make such term loans to the Borrower on the terms and subject to the conditions contained herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Loan” means a Loan that bears interest as provided in Section 3.05(a).
“ACC” means the Arizona Corporation Commission.
“ACC Order” means the Opinion and Order (Decision No. 70360) issued and docketed by the ACC on May 27, 2008 in Docket No. E-04204A-06-0783.

“ACC Settlement Agreement” means the settlement agreement dated as of April 1, 2003 between the Staff of the ACC Utilities Division, UniSource Energy, Tucson Electric Power Company and Citizens Communications Company.
“Additional Costs” has the meaning assigned to such term in Section 5.01(a).
“Adjusted LIBOR Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate
“Administrative Agent” has the meaning assigned to such term in the preamble hereto.
“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of any Obligor or any Subsidiary or any Person of which any Obligor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of an Obligor.
“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Reference Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Reference Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.
“Applicable Lending Office” means, for each Lender and for each Type of Loan, the lending office of such Lender (or of an affiliate of such Lender) designated for such Type of Loan specified opposite its name on Schedule 1.02 or in the Lender Assignment pursuant to which it became a Lender or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” means for any day, with respect to any Eurodollar Rate Loan or ABR Loan, as the case may be, the applicable percentage per annum determined in accordance with the Pricing Schedule attached hereto as Schedule 1.01. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default (including, without limitation, the failure to pay the principal amount of any Loan or any other amount payable hereunder when due), each of the foregoing applicable percentages shall be increased by the Post-Default Margin.
“Authorized Officer” means, with respect to any Person, the president, any vice president, the chief financial officer, the principal accounting officer, the treasurer or the controller of such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrower Successor” has the meaning assigned to such term in Section 8.02(b).
“Borrowing” means a borrowing consisting of Loans of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders, ratably in accordance with their respective Proportionate Shares. All Loans of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.
“Business Day” means (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Investment” of any Person means, with respect to the Borrower, the aggregate outstanding capitalized amount of Capital Lease Obligations of the Borrower and its Consolidated Subsidiaries that are owned by such Person and in respect of which such Person has the right to receive all future payments to be made.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Change of Control” means the failure of UniSource Energy directly or indirectly to beneficially own 100% of the shares of each Obligor’s voting stock outstanding.
“Closing Date” means the date upon which each of the conditions precedent enumerated in Section 6.01 has been fulfilled to the satisfaction of the Lenders, the Administrative Agent and the Borrower. The Closing Date shall take place on or before August 10, 2011 at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 10:00 A.M. (New York, New York time), or such other time and/or location as the parties hereto may mutually agree.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Commitment” means, with respect to each Lender, the amount identified opposite such Lender’s name on the signature pages attached hereto. “Commitments” means the total of the Lenders’ Commitments hereunder. The Commitments shall in no event exceed $30,000,000.
“Confidential Information” has the meaning assigned to such term in Section 12.08.
“Consolidated Net Worth” means, at any date with respect to the Borrower, the sum as of such date of (a) the par value (or value stated on the books of the Borrower) of all classes of Capital Stock of the Borrower and its Subsidiaries, excluding the Borrower’s Capital Stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with GAAP as of the date of determination (excluding the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).
“Consolidated Subsidiary” means, at any date with respect to the Borrower, each Subsidiary of the Borrower the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“Consolidated Total Capitalization” means, with respect to the Borrower at any time, the sum of Consolidated Net Worth and Consolidated Total Indebtedness of the Borrower at such time.

“Consolidated Total Indebtedness” means, at any date with respect to the Borrower, (a) the sum (without duplication) for the Borrower and its Consolidated Subsidiaries as of such date of (i) the aggregate principal amount of all Loans made to the Borrower outstanding on such date, (ii) the aggregate outstanding principal amount of other Indebtedness for borrowed money (including Guaranty Obligations in respect thereof) of the Borrower and its Consolidated Subsidiaries and (iii) the aggregate outstanding capitalized amount of Capital Lease Obligations, minus (b) the sum (without duplication) as of such date of (i) the aggregate outstanding capitalized amount of the Capital Lease Investments of the Borrower and its Consolidated Subsidiaries as of such date and (ii) to the extent included in clause (a)(ii) above, any Treasury Indebtedness of the Borrower and its Consolidated Subsidiaries as of such date, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be disregarded for purposes of the determination of Consolidated Total Indebtedness of the Borrower the aggregate outstanding principal amount of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries for which (1) cash in an amount sufficient to repay and discharge in full such Indebtedness on its scheduled maturity date or redemption date shall have been irrevocably deposited in trust with a trustee, escrow agent, paying agent or similar agent for the payment thereof on such maturity date or redemption date (as the case may be), and (2) the Borrower or such Subsidiary (as the case may be) shall have irrevocably instructed such trustee, escrow agent, paying agent or similar agent (as the case may be) to apply all such cash to the repayment and discharge of such Indebtedness on such maturity date or redemption date (as the case may be).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Conversion”, “Convert” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.03.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any of the events specified in Section 9.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Disclosure Documents” means (i) the Annual Report on Form 10-K of UniSource Energy for the fiscal year ended December 31, 2010, as filed with the SEC, and (ii) the Quarterly Reports on Form 10-Q of UniSource Energy for the fiscal quarters ended March 31, 2011 and June 30, 2011, as filed with the SEC.
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means, in respect of any corporation, association or other business entity:
(a) dividends or other distributions or payments on capital stock or other equity interests of such corporation, association or other business entity (except distributions in such stock or other equity interests); and
(b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), as amended.
“Dollars” and the sign “$” each means lawful money of the United States.
“Eligible Assignee” means (a) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country that is a member of the OECD; (d) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; and (e) a Lender or an Affiliate of a Lender; provided, however, that (A) any such Person described in clauses (a) through (e) above shall also (i) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (ii) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (b), (c), or (d) above, shall, on the date on which it is to become a Lender hereunder, (1) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 4.04) and (2) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 5.01 (except to the extent that, in the absence of the making of an assignment to such Person, the assigning Lender would have incurred an equal or greater amount of such losses, costs or expenses and such losses, costs or expenses would have been payable by the Borrower to such assigning Lender hereunder), and (C) in no event shall the Borrower or any Affiliate or Subsidiary of the Borrower constitute an Eligible Assignee.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means, with respect to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means, with respect to any Obligor, any trade or business (whether or not incorporated) that is treated as a single employer together with such Obligor under section 414 of the Code.
“ERISA Event” means, with respect to any Obligor, (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to any Plan of such Obligor (other than an event for which the 30-day notice period is waived); (b) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan of such Obligor; (d) the incurrence by such Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan of such Obligor; (e) the receipt by such Obligor or any of its ERISA Affiliates from the PBGC of any notice of its intent to institute proceedings to terminate any Plan of such Obligor or to appoint a trustee to administer any Plan of such Obligor under Section 4042 of ERISA or the providing of notice by a plan administrator of the intent to terminate any Plan of such Obligor under Section 4041 of ERISA; (f) the incurrence by such Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan of such Obligor; or (g) the receipt by such Obligor or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from such Obligor or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 3.05(b).

“Event of Default” means any of the events specified in Section 9.01, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Fair Market Value” means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Approval” means all authorizations, approvals, certificates, permits, waivers, exemptions, consents, variances, franchises, registrations, filings, authorizations, licenses or similar orders of, or from, any Governmental Authority.
“Governmental Authority” means (a) the government of (i) the United States of America or any State or other political subdivision thereof, or (ii) any jurisdiction in which any Obligor or any Subsidiary thereof conducts all or any part of its business, or which asserts jurisdiction over any Properties of any Obligor or any Subsidiary thereof, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, license, concession, directive, guideline, policy or rule of common law, requirement of, or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.
“Granting Lender” has the meaning assigned to such term in Section 12.07(j).
“Guarantor” has the meaning assigned to such term in the preamble hereto.
“Guarantor Successor” has the meaning assigned to such term in Section 8.02(b).

“Guaranty” means the guaranty set forth in Article XI of this Agreement.
“Guaranty Obligation” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such Indebtedness or obligation or any Property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
(c) to lease Properties or to purchase Properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty Obligation, the Indebtedness or other obligations that are the subject of such Guaranty Obligation shall be assumed to be direct obligations of such obligor.
“Guaranty Termination Date” means the first date after the Closing Date on which the Borrower shall have delivered to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower certifying that the Guarantor has been or, concurrently with the release and discharge of the Guarantor’s Guaranty Obligations under Article XI of this Agreement, will be released and discharged as a guarantor of all Indebtedness of the Borrower (including, without limitation, Indebtedness under the UNS Electric Note Purchase Agreement and under the Second Amended and Restated Credit Agreement, but excluding Indebtedness under this Agreement) that is guaranteed by, or otherwise has the benefit of any Guaranty Obligation of, the Guarantor; provided, however, that the Guaranty Termination Date shall be deemed not to have occurred if any statement in such certificate proves to be false or incorrect on the date made.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guaranty Obligations of such Person in respect of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Index Debt” means (i) the Indebtedness of the Borrower under the Second Amended and Restated Credit Agreement so long as such Indebtedness is rated by either Moody’s or S&P or (ii) if such Indebtedness is not rated by either Moody’s or S&P, the Indebtedness of the Borrower under this Agreement.
“Interest Payment Date” means:
(a) as to any ABR Loan, each Quarterly Date occurring after such ABR Loan is made or Converted from a Eurodollar Rate Loan and the date on which such ABR Loan is Converted to a Eurodollar Rate Loan; and
(b) as to any Eurodollar Rate Loan, the last day of each Interest Period with respect thereto (and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (or, if there is no numerically corresponding day in the applicable subsequent calendar month, then on the last day of such month)).

“Interest Period” means, with respect to any Eurodollar Rate Loan:
(a) initially, the period commencing on, as the case may be, the Borrowing or Conversion date with respect to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as specified by the Borrower in its Notice of Borrowing or its Notice of Conversion as provided in Section 2.03; and
(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as specified by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Rate Loan;
provided, however, that the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless such next succeeding Business Day would fall in a subsequent calendar month, in which event such Interest Period shall end on the next preceding Business Day);
(ii) any Interest Period in respect of any Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date;
(iii) if any Interest Period commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month; and
(iv) no more than four (4) Interest Periods shall be in effect at the same time.
“Interest Rate Protection Agreement” means an interest rate swap, cap or collar agreement or similar arrangement between the Borrower and Union Bank providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies with respect to the Loans hereunder, in an aggregate notional amount of up to $30,000,000.
“Lender Assignment” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit D.
“Lenders” has the meaning assigned to such term in the preamble hereto.

“LIBOR Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” with respect to such Eurodollar Rate Loan for such Interest Period shall be the rate per annum at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period would be offered to the Administrative Agent in the London interbank market at approximately 12:00 noon, London time, on the date that is two (2) Business Days prior to the beginning of such Interest Period
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any Property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Loan” means a loan by a Lender to the Borrower pursuant to Section 2.01, and refers to an ABR Loan or a Eurodollar Rate Loan. All Loans by a Lender of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed to be a single Loan by such Lender until repaid or next Converted.
“Loan Documents” means (a) this Agreement, (b) any Promissory Notes, (c) prior to the occurrence of the Guaranty Termination Date, any Interest Rate Protection Agreement, and (d) any amendment, waiver, supplement or other modification to any of the foregoing.
“Material” means, with respect to any Obligor, material in relation to the business, operations, affairs, financial condition, assets, Properties or prospects of such Obligor and its Subsidiaries taken as a whole.
“Material Adverse Effect” means, with respect to any Obligor, a material adverse effect on (a) the business, operations, affairs, financial condition, assets or Properties of such Obligor and its Subsidiaries taken as a whole, or (b) the ability of such Obligor to perform its obligations under this Agreement and the other Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement or any other Loan Document to which it is a party.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means, with respect to any Obligor, a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA and to which such Obligor or any ERISA Affiliate of such Obligor is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Notice of Borrowing” has the meaning assigned to such term in Section 4.01(a).
“Notice of Conversion” has the meaning assigned to such term in Section 2.03.
“OECD” means the Organization for Economic Cooperation and Development.
“Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, any applicable Prepayment Premium and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Promissory Note, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Obligors” means the Borrower and, prior to the occurrence of the Guaranty Termination Date, the Guarantor.
“Other Taxes” has the meaning assigned to such term in Section 4.04(b).
“Participant” has the meaning assigned to such term in Section 12.07(e).
“PBGC” means the Pension Benefit Guaranty Corporation referred to in ERISA or any successor thereto.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
“Permitted Lien” means, with respect to any Person, each of the following:
(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 8.01(g);
(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 8.01(g);

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property;
(d) any attachment or judgment Lien, unless the judgment it secures shall not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty days after the expiration of any such stay;
(e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of such Person, provided that such Liens do not, in the aggregate, materially detract from the value of such Person’s Property subject to any such leases, subleases, easements, rights-of-way, restrictions or other similar charges or encumbrances;
(f) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by such Person or a Subsidiary of such Person after the Closing Date, provided that:
(i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon);
(ii) the principal amount of the Indebtedness secured by any such Lien shall not, at the time such Lien is created, exceed an amount equal to the lesser of (A) the cost to such Person or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of such Person) of such property (or improvement thereon) at the time of such acquisition or construction; and
(iii) any such Lien shall be created contemporaneously with, or within 90 days after, the acquisition or construction of such property; and
(g) with respect to any Asset which consists of a leasehold or other possessory interest in real property, Liens to which the underlying fee estate in such real property is subject that do not and could not reasonably be expected to result in a Material Adverse Effect.

“Plan” means, with respect to any Obligor, any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which such Obligor or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Post-Default Margin” means 2.00% per annum.
“Post-Default Rate” means, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or under any other Loan Document which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum commencing on the due date thereof until such amount is paid in full equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin (provided that, if such amount in default is principal of a Eurodollar Rate Loan and the due date is a day other than the last day of the Interest Period therefor, the “Post-Default Rate” for such principal shall be, for the period commencing on the due date and ending on the last day of the Interest Period therefor, the interest rate for such Loan as provided in Section 3.05 and, thereafter, the rate provided for in this definition).
“Prepayment Premium” means, in the case of any prepayment or acceleration of all or any portion of the Loans pursuant to Section 3.02(a) or Section 9.02, respectively, an amount equal to (i) 0.50% in aggregate principal amount of the Loans then being paid in the case of any such prepayment or acceleration occurring on or before the second anniversary of the Closing Date or (ii) 0.00% in aggregate principal amount of the Loans then being paid in the case of any such prepayment or acceleration occurring after the second anniversary of the Closing Date.
“Principal Office” means the principal office of Union Bank, presently located at 445 South Figueroa Street, Los Angeles, California 90071.
“Promissory Note” means any promissory note of the Borrower payable to the order of a Lender (and, if requested, its registered assigns), issued pursuant to Section 3.08; and “Promissory Notes” means any or all of the foregoing.
“Property” or “Properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate, including cash, securities, accounts and contract rights; and the words “asset” and “property” as used herein shall be construed to have the same meaning and effect as the foregoing.
“Proportionate Share” means, with respect to each Lender, the ratio of (i) such Lender’s Commitment to (ii) the Total Commitments (or, in the event that the Commitments have terminated, the ratio of (A) the aggregate outstanding principal amount of all Loans made by such Lender to (B) the aggregate outstanding principal amount of all Loans).

“Quarterly Dates” means the last day of each March, June, September and December, the first of which Quarterly Dates shall be September 30, 2011, provided that, if any such date is not a Business Day, the relevant Quarterly Date shall be the next succeeding Business Day.
“Rating Agencies” means each of Moody’s and S&P.
“Recipient” has the meaning assigned to such term in Section 12.08.
“Reference Rate” means the variable rate of interest per annum established by Union Bank from time to time as its “reference rate”. Such “reference rate” is set by Union Bank as a general reference rate of interest, taking into account such factors as Union Bank may deem appropriate, it being understood that many of Union Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Union Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate”.
“Register” has the meaning assigned to such term in Section 12.07(c).
“Regulation U” means Regulation U of the Board as in effect from time to time.
“Regulatory Change” means, with respect to any Lender, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including, without limitation, Regulation D and any regulations adopted under the Dodd-Frank Act) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means, on any date of determination, Lenders that, collectively, on such date hold at least 51% of the then aggregate outstanding principal amount of the Loans owing to Lenders. Any determination of those Lenders constituting the Required Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.
“Requirement of Law” means, as to any Person, the articles of incorporation and by-laws or other organizational or governing documents of such Person, and any Governmental Rules or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” shall mean, for any Eurodollar Rate Loan for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).
“Restricted Payment” means (i) any Distribution in respect of any Person or any Subsidiary of such Person (other than on account of capital stock or other equity interests of a Subsidiary owned legally and beneficially by such Person or another Subsidiary of such Person), including, without limitation, any Distribution resulting in the acquisition by such Person of Securities which would constitute treasury stock, (ii) the purchase or acquisition (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary of such Person prior to such merger) of any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, (iii) the making of any loans or advances to, or any other investment in, any other Person, and (iv) the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit. For purposes of this Agreement, the amount of any Restricted Payment made in Property shall be the greater of (x) the Fair Market Value of such Property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
“Sanctioned Person” means (a) any Person designated in the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, as amended from time to time; and (b) any other Person with which transactions are prohibited under U.S. Economic Sanctions Law.
“SEC” means the Securities and Exchange Commission (or any successors thereto or an analogous Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Security” has the meaning set forth in section 2(a)(1) of the Securities Act.
“Second Amended and Restated Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 9, 2010, among the Borrower and UNS Gas, Inc., as borrowers, the Guarantor, the lenders named therein and from time to time party thereto and Union Bank, as administrative agent, as the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Solvent” means, with respect to any Person as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“SPC” has the meaning assigned to such term in Section 12.07(j).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Eurodollar Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a Subsidiary is a reference to a Subsidiary of an Obligor.

“Taxes” has the meaning assigned to such term in Section 4.04(a).
“Termination Date” means August 10, 2015.
“Total Commitments” means the aggregate amount of the Commitments of the Lenders, which amount as of the Closing Date is equal to $30,000,000.
“Transactions” means the execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Treasury Indebtedness” means, with respect to any Person, the aggregate outstanding principal amount of Indebtedness of such Person and its Subsidiaries that is owned by such Person or its Subsidiaries and in respect of which such Person or one or more of its Subsidiaries has the right to receive, pursuant to the terms of such Indebtedness, all future principal, interest and other payments to be made with respect thereto.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate (provided that, for the avoidance of doubt, Loans and Borrowings the interest rate with respect to which is determined by reference to the Adjusted LIBOR Rate by operation of clause (c) of the definition of Alternate Base Rate herein shall be considered Loans or Borrowings, the interest rates with respect to which are determined by reference to the Alternate Base Rate).
“Union Bank” means Union Bank, N.A., a national banking association.
“UniSource Energy” means UniSource Energy Corporation, a corporation incorporated under the law of the State of Arizona.
“UNS Electric Note Purchase Agreement” means that certain Note Purchase and Guaranty Agreement, dated as of August 5, 2008, among the Borrower, the Guarantor and the Purchasers named therein, as the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.
“U.S. Economic Sanctions Law” means (a) the International Emergency Economic Powers Act of 1977, as amended, the Trading with the Enemy Act of 1917, as amended, and any executive order issued thereunder and in effect from time to time and (b) the foreign assets control regulations of the U.S. Department of the Treasury, codified at Title 31, Subtitle B, Chapter V of the Code of Federal Regulations, as amended, and any enabling legislation thereof.
“Utility Business” means the business of producing, developing, generating, transmitting, distributing, selling or supplying electrical energy or natural gas for any purpose, or any business incidental thereto or necessary in connection therewith, or any business reasonably desirable in connection therewith which the ACC or other utility regulatory body shall have authorized the Guarantor or any Subsidiary to enter.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of any Obligor and such Obligor’s other Wholly-Owned Subsidiaries at such time.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02. Computation of Time Periods; Construction. (a) Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to Los Angeles, California time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. Unless the context requires otherwise, in the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(b) Unless the context requires otherwise, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, replaced, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, replacements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Borrower’s operations), or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
LOANS
SECTION 2.01. Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrower in a single advance on the Closing Date in an aggregate principal amount up to but not exceeding the amount of such Lender’s Commitment. Subject to the terms and conditions of this Agreement, the Borrower may borrow the Loans made under this Section 2.01 by means of ABR Loans and/or Eurodollar Rate Loans, and such Loans may be Converted pursuant to Section 2.03. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.
SECTION 2.02. Interest Rate Determination and Protection.
(a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.05(b).
(b) If the Administrative Agent shall determine, in good faith, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any Eurodollar Rate Loans,
(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders as promptly as practicable that the interest rate cannot be determined for such Eurodollar Rate Loans and any request for a Eurodollar Rate Loan shall be deemed to be a request for an ABR Loan hereunder,
(ii) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan, and
(iii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(c) If, with respect to any Eurodollar Rate Loans, the Required Lenders notify the Administrative Agent reasonably and in good faith that the Adjusted LIBOR Rate for any Interest Period for such Eurodollar Rate Loans will not adequately and fairly reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, as promptly as practicable, whereupon

(i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan and any request for a Eurodollar Rate Loan shall be deemed to be a request for an ABR Loan hereunder, and
(ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loan in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan.
(e) Upon the occurrence and during the continuance of an Event of Default, each Eurodollar Rate Loan shall be Converted to an ABR Loan at the end of the Interest Period therefor.
SECTION 2.03. Conversion Option. The Borrower may, on any Business Day, upon notice (a “Notice of Conversion”) given to the Administrative Agent not later than 11:00 A.M. (Los Angeles, California time) on (a) the third Business Day prior to the date of any proposed Conversion into a Eurodollar Rate Loan or (b) the same Business Day of any proposed Conversion into an ABR Loan, and subject to the provisions of Section 5.02 and Section 5.03, Convert any Loans of one Type into Loans of another Type; provided, however, that (i) any Conversion of any Eurodollar Rate Loans into ABR Loans shall (except as contemplated by Section 5.02) be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans, (ii) no Conversion into Eurodollar Rate Loans shall be permitted when any Default has occurred and is continuing and (iii) partial Conversions shall be in an aggregate principal amount of at least $1,000,000. Each such Notice of a Conversion shall be in substantially the form of Exhibit A-2 and shall, within the restrictions specified above, specify (A) the requested date of such Conversion, (B) the Type of, and Interest Period, if any, applicable to, the Loans (or portions thereof) proposed to be Converted, (C) the requested Type of Loans to which such Loans (or portions thereof) are proposed to be Converted, (D) the requested initial Interest Period, if any, to be applicable to the Loans resulting from such Conversion and (E) the aggregate amount of Loans (or portions thereof) proposed to be Converted. If the Borrower shall either fail to give a timely Notice of Conversion pursuant to this Section 2.03 in respect of any Loans or fail, in any Notice of Conversion that has been timely given by the Borrower, to select the duration of any Interest Period for Loans to be Converted into Eurodollar Rate Loans in accordance with the definition of “Interest Period” contained in Section 1.01, such Loans shall, on the last day of the then existing Interest Period therefor, automatically Convert into, or remain as, as the case may be, ABR Loans.

ARTICLE III
TERMS APPLICABLE TO THE LOANS
SECTION 3.01. The Commitments. As of the Closing Date, the amount of the Total Commitments is $30,000,000. The Commitments of the Lenders shall terminate in whole on the Closing Date immediately after the making of the Loans pursuant to Section 2.01.
SECTION 3.02. Payments and Prepayments.
(a) Optional Prepayments. The Borrower may, subject to Section 5.03, prepay the Loans in whole or in part in the aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, upon at least three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent in the case of Eurodollar Rate Loans and at least one (1) Business Day’s prior written notice to the Administrative Agent in the case of ABR Loans (in each case, each such notice to the Administrative Agent to be irrevocable), specifying the date and amount of such prepayment, and whether the prepayment is of Eurodollar Rate Loans or ABR Loans (or a combination thereof). If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with (i) accrued interest to such date on the amount prepaid, (ii) any amount payable pursuant to Section 5.03 and (iii) the applicable Prepayment Premium, if any (but without any other premium or penalty). Subject to the terms and conditions of this Agreement, the Borrower may borrow Loans under Section 2.01 and prepay any such Loans to the extent permitted by this Section 3.02(a).
(b) Repayment at Maturity. On the Termination Date, the Borrower shall repay in full the outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon, and all other Obligations payable to the Lenders under this Agreement and the other Loan Documents.
(c) Application of Prepayments. If the amount of any payment or prepayment on a Loan is less than the sum of (i) the outstanding principal amount of such Loan and (ii) interest accrued on such Loan to the date of such payment or prepayment, the amounts paid or prepaid on such Loan shall be applied first to accrued interest and then to principal.
(d) Payments through Administrative Agent. All payments by the Borrower to the Lenders under this Section 3.02 shall be made through the Administrative Agent.
SECTION 3.03. Lending Office. Loans of each Type shall be made and maintained at each Lender’s Applicable Lending Office for such Type of Loan.
SECTION 3.04. Pro Rata Treatment. Except as otherwise provided herein, each Borrowing of Loans shall be made among the Lenders pro rata according to there respective Proportionate Shares, and payment of principal of and interest on the Loans and any applicable Prepayment Premium shall be made pro rata among the Lenders according to the respective unpaid principal amounts of the Loans held by the Lenders.

SECTION 3.05. Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at one of the following rates per annum:
(a) ABR Loans. If such Loan is an ABR Loan, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin;
(b) Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of the Adjusted LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin; and
(c) Post-Default Interest. Notwithstanding the foregoing, the Borrower will pay interest at the applicable Post-Default Rate on any principal of any Loan, and (to the fullest extent permitted by law) any other amount payable by the Borrower hereunder or under any Promissory Note, which shall not be paid when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.
SECTION 3.06. Payment Dates. Interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent.
SECTION 3.07. Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the interest paid or agreed to be paid under this Agreement and the Promissory Notes shall not exceed the maximum rate of non-usurious interest permitted by the laws of any state of applicable jurisdiction as the same may be modified by Federal law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount of the Loans owing to such Lender or, if it exceeds such unpaid principal amount, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 3.08. Promissory Notes. Any Lender may request that Loans made by it hereunder be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).
SECTION 3.09. Termination by Borrower. The Borrower may terminate this Agreement upon payment in full of all amounts then owing to the Lenders and the Administrative Agent under this Agreement and the other Loan Documents and all other Obligations (including, without limitation, any applicable Prepayment Premium), subject to Section 3.02(a); provided, however, that no such termination shall be effective until all such amounts have been paid in full and, prior to the occurrence of the Guaranty Termination Date, all outstanding Interest Rate Protection Agreements have expired or been terminated.

ARTICLE IV
MANNER OF BORROWING; PAYMENTS, COMPUTATIONS, ETC.; TAXES
SECTION 4.01. Making the Loans.
(a) The initial Borrowing shall be made upon notice, given not later than 11:00 A.M. (Los Angeles, California time) one (1) Business Day (to the extent that the initial Borrowing will consist of ABR Loans) and three (3) Business Days (to the extent that the initial Borrowing will consist of Eurodollar Rate Loans) prior to the Closing Date, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof and of each other notice received from the Borrower hereunder. The notice of such Borrowing (the “Notice of Borrowing”) shall be in writing, substantially in the form of Exhibit A-1 hereto, and specifying therein (i) the requested date of such Borrowing, (ii) the requested Type and amount of each Loan comprising such Borrowing, (iii) the requested aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Loans, the initial Interest Period for each such Loan. In the case of a proposed Borrowing comprised of Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Lender of the applicable interest rate pursuant to Section 3.05. Each Lender shall, before 11:00 A.M. (Los Angeles, California time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its Principal Office, in same day funds, such Lender’s Proportionate Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent will make such funds available to the Borrower by promptly crediting the amounts so received in like funds to an account of the Borrower designated by the Borrower in the Notice of Borrowing. For the purposes of determining whether the applicable conditions set forth in Article VI have been fulfilled, the Administrative Agent may assume the truth of the statements contained in certificates delivered pursuant to said Section.
(b) Each Notice of Borrowing and Notice of Conversion shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill, on or before the date specified in such Notice of Borrowing or Notice of Conversion for such Borrowing, the applicable conditions (if any) set forth in Article II (other than failure pursuant to the provisions of Section 2.02(c)), this Article IV or Article VI, including, without limitation, any amounts payable to the applicable Lenders pursuant to Section 5.03 (excluding loss of anticipated profits).

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing pursuant to Section 4.01(a) that such Lender will not make available to the Administrative Agent such Lender’s Proportionate Share of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 4.01(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such Lender’s Proportionate Share of such Borrowing is made available to the Administrative Agent on a date after the date of such Borrowing, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s Proportionate Share of such Borrowing, times (iii) the number of days that elapse from and including the date of such Borrowing to the date on which such Lender’s ratable portion of such Borrowing shall have been made available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.01(c) shall be conclusive absent manifest error. If such Lender’s Proportionate Share of such Borrowing is not in fact made available to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower agrees to pay to the Administrative Agent, on demand, an amount equal to such Proportionate Share together with interest thereon, for each day from the date such amount was made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.
(d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
SECTION 4.02. Payments and Computations.
(a) The Borrower shall make each payment hereunder and under the other Loan Documents not later than 11:00 A.M. (Los Angeles, California time) on the day when due in Dollars to the Administrative Agent at its Principal Office in same day funds. The Administrative Agent will promptly thereafter (and in any event no later than 2:00 P.M., Los Angeles, California time, on the Business Day on which the Administrative Agent shall have received such payment in accordance with this Section 4.02(a)) cause to be distributed like funds relating to the payment of principal or interest (other than pursuant to Article V) ratably to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
(b) Subject to Section 12.05, the Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any other Loan Document, to charge (with notice thereof to the Borrower and the Administrative Agent) from time to time against any or all of the Borrower’s accounts with such Lender any amount so due. The rights of each Lender under this subsection (b) are in addition to (and not in limitation of) other rights and remedies (including, without limitation, rights of set-off) which such Lender may have.

(c) All computations of interest based on the Reference Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted LIBOR Rate or the Federal Funds Effective Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such is payable. Each computation by the Administrative Agent (or, in the case of Section 5.01, by a Lender) of interest owing hereunder shall be conclusive and binding for all purposes absent manifest error.
(d) Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest payable hereunder and under the other Loan Documents; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the daily Federal Funds Effective Rate as quoted by the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 4.02(e) shall be conclusive absent manifest error.
SECTION 4.03. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Article V or Section 12.07) in excess of its ratable share of payments obtained by all the Lenders on account of the Loans of such Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participations from the other Lenders in accordance with this Section 4.03, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 4.02.

SECTION 4.04. Taxes.
(a) Any and all payments to the Administrative Agent and each Lender by the Borrower hereunder or under the other Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings prescribed under the laws of the United States or a political subdivision thereof, and all liabilities with respect thereto, excluding in the case of each Lender and the Administrative Agent, (i) any taxes of such Lender or the Administrative Agent (including all income taxes) that would not have been imposed but for the existence of a connection between such Lender or the Administrative Agent and the jurisdiction imposing such taxes (other than a connection arising solely by reason of this Agreement, the other Loan Documents or the transactions contemplated herein) and (ii) franchise or capital or doing business taxes imposed on such Lender or the Administrative Agent by reason of a connection, created other than through this Agreement, the other Loan Documents or the transactions contemplated herein, between such Lender or the Administrative Agent and any jurisdiction where it is imposed (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (A) except as set forth in subsection (e) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.04) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b) In addition, except as set forth in subsection (e) below, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the other Loan Documents or from the execution or delivery or otherwise with respect to this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
(c) Except as set forth in subsection (e) below, the Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes, levies, imposts, deductions, charges or withholdings imposed by any jurisdiction on amounts payable under this Section 4.04) paid by such Lender or the Administrative Agent (as the case may be) or any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a Lender or the Administrative Agent on its behalf shall accompany any written demand for amounts due under this Section and shall be conclusive absent manifest error.

(d) Within ten (10) days after the date of any payment of Taxes by the Borrower, the Borrower will furnish to the Administrative Agent, at its Principal Office, the original or a certified copy of a receipt evidencing payment thereof.
(e) If (i) the representations set forth in Section 4.05(a) with respect to a Lender or the Administrative Agent shall prove to have been incorrect or (ii) a party fails to perform or observe its covenant set forth in Section 4.05(b) or Section 4.06, then the Borrower shall not be obligated to increase the sum payable in respect of Taxes as required by subsection (a) above, to make payments in respect of Other Taxes as required by subsection (b) above, or to indemnify such Lender or the Administrative Agent, as the case may be, as required by subsection (c) above to the extent that any increase in such Taxes or Other Taxes (as referred to in subsections (a), (b) and (c) above) proximately results from (A) any incorrect representations in Section 4.05(a) or (B) any failure to perform or observe the covenants set forth in Section 4.05(b) or Section 4.06 by such Lender or the Administrative Agent.
(f) Each Lender hereby agrees that it will designate a different Applicable Lending Office if such designation will avoid the need for, or, if unavoidable, reduce the amount of, Taxes or Other Taxes for which the Borrower is required to indemnify such Lender under this Section 4.04 and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. Each Lender and the Administrative Agent hereby agrees to use reasonable efforts to contest the imposition of Taxes and Other Taxes (including penalties and interest) and, in the event of a determination that such Taxes or Other Taxes are not due, to return to the Borrower amounts paid pursuant to this Section 4.04. If any Taxes or Other Taxes for which the Administrative Agent or any Lender has received indemnification from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall promptly forward to the Borrower any such refunded amount.
SECTION 4.05. Status of the Lenders and the Administrative Agent.
(a) Each Lender and the Administrative Agent severally represents and warrants (solely for purposes of Section 4.04(e)) that so long as such Lender or the Administrative Agent has any obligation under Article II or is entitled to receive payments hereunder, either (i) it is acting for purposes hereof through a branch or office in the United States or (ii) it qualifies as a corporation, company, enterprise or resident of (A) the United States or (B) the country in which the branch or office it is acting through is located for purposes of an income tax convention between such country and the United States providing for a complete exemption from any withholding for or on account of Taxes with respect to all payments receivable by it hereunder, and, in case the foregoing clause (B) is applicable, that such Lender or the Administrative Agent is fully eligible for the benefit of that convention with respect to all payments receivable by it hereunder.

(b) If any Lender organized outside the United States is acting through a branch or office in the United States, so long as such Lender has any obligation under Article II or is entitled to receive payments hereunder, such Lender represents and warrants (solely for purposes of Section 4.04(e)) that it shall conduct its business so that each payment received by it hereunder is effectively connected with the conduct by it of a trade or business in the United States.
SECTION 4.06. Tax Documentation.
(a) On or before the Closing Date, each Lender and the Administrative Agent shall, solely for the purposes of Section 4.04(e), deliver to the Borrower all requested forms and documents appropriate under the circumstances that are required to establish that payments hereunder by the Borrower are exempt from withholding for or on account of Taxes, all in form and substance satisfactory to the Administrative Agent and the Borrower. The forms to be delivered by any Lender or the Administrative Agent organized outside the United States shall include, if appropriate under the circumstances, and upon the request of the Borrower, Internal Revenue Service Form W-8ECI (if such Lender or the Administrative Agent is acting through a branch or office in the United States) or Form W-8BEN (if such Lender or the Administrative Agent is acting through a branch or office outside the United States).
(b) If any Lender is required at any time to execute any form or document (including, without limitation, Internal Revenue Service Form W-8BEN or Form W-8ECI) in order for payments to it hereunder to qualify for exemption from withholding for or on account of Taxes or for such withholding at a reduced rate, such Lender represents and warrants (solely for purposes of Section 4.04(e)) that it shall, to the extent permitted by applicable Laws, execute the required form or document and deliver it to the appropriate party.
ARTICLE V
YIELD PROTECTION AND ILLEGALITY
SECTION 5.01. Additional Costs.
(a) The Borrower shall pay directly to any Lender from time to time such amounts as such Lender may determine to be necessary to compensate it for any costs which such Lender determines are attributable to its making or maintaining any Eurodollar Rate Loans, or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements, to the extent not included within the definition of “Reserve Requirement” in Section 1.01, relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of “LIBOR Rate” in Section 1.01), or any commitments of such Lender; or (ii) imposes any other condition affecting this Agreement or the Promissory Notes (or any of such extensions of credit or liabilities) or its Commitment (other than with respect to taxes (including any Taxes or Other Taxes), Section 4.04 being the sole remedy of such Lender with respect thereto). Such Lender will notify the Borrower and the Administrative Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and shall determine as promptly as practicable after delivery of such notice whether it will determine to request such compensation, and such Lender will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or, if unavoidable, reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. Each Lender will furnish the Borrower (with a copy to the Administrative Agent) with a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 5.01(a).
(b) Without limiting the effect of the provisions of Section 5.01(a), in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Eurodollar Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Administrative Agent and the Borrower, the obligation of such Lender to make additional Loans of such Type hereunder shall be suspended until such Regulatory Change ceases to be in effect.
(c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to the maintenance by such Lender or any of its affiliates, as a result of a Regulatory Change, of capital in respect of its maintaining Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender to a level below that which such Lender could have achieved but for such law, regulation, interpretation, directive or request). Each Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(c) as promptly as practicable after it obtains knowledge thereof and shall determine as promptly as practicable after delivery of such notice whether it will determine to request such compensation, and such Lender will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or, if unavoidable, reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. Each Lender will furnish the Borrower (with a copy to the Administrative Agent) with a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 5.01(c).
(d) Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change on its costs of making or maintaining Loans or maintaining its obligations to make Loans or on amounts receivable by it in respect of its Loans or such obligations, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

(e) If any Lender requests compensation for Additional Costs from the Borrower under Section 5.01(a), the Borrower may either (i) prepay in full all Eurodollar Rate Loans of all Lenders then outstanding, together with interest accrued thereon, in accordance with Section 3.02, or (ii) Convert all Eurodollar Rate Loans of all Lenders in accordance with Section 2.03, and in each case the Borrower shall also pay such Additional Costs to such Lender in accordance with this Section 5.01 on the date of such prepayment or Conversion, as the case may be.
(f) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 5.02. Illegality. Notwithstanding any other provision of this Agreement, if, subsequent to the date hereof, the enactment of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (a) the obligation of such Lender to make Eurodollar Rate Loans and to Convert Loans into Eurodollar Rate Loans shall terminate and (b) the Borrower shall forthwith prepay in full all Eurodollar Rate Loans of such Lender then outstanding (but only to the extent that prepayment prior to the last day of the applicable Interest Period(s) therefor is required by law or by any central bank or other Governmental Authority), together with interest accrued thereon, and compensation with respect thereto pursuant to Section 5.03, unless the Borrower, within five (5) Business Days of such notice and demand, Converts all Eurodollar Rate Loans of all Lenders then outstanding into ABR Loans in accordance with Section 2.03.
SECTION 5.03. Compensation. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts) to the Administrative Agent and the Borrower, for all reasonable losses and expenses, including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it or deposited with it to make or maintain its Eurodollar Rate Loans, which such Lender may sustain, to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds: (a) if for any reason (other than a default by such Lender) a Borrowing or Conversion of any Loan does not occur on a date specified therefor in a Notice of Borrowing given pursuant to Section 4.01 or in a Notice of Conversion given pursuant to Section 2.03, (b) if any prepayment, repayment or Conversion of its Eurodollar Rate Loans occurs on a date which is not the expiration date of the relevant Interest Period or (c) if any prepayment of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower. Without prejudice to the foregoing, the Borrower shall indemnify each Lender against any loss or expense which such Lender (or its Applicable Lending Office or affiliate) may sustain or incur as a consequence of the default by the Borrower in payment of principal of or interest on any Eurodollar Rate Loan, or any part thereof, or of any amount due under this Agreement, including, but not limited to, any premium or penalty incurred by such Lender (or its Applicable Lending Office or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining such Eurodollar Rate Loan, as determined by such Lender in good faith in the exercise of its sole discretion. A certificate as to any such loss or expense (specifying the basis of such loss or expense) shall be promptly submitted by such Lender to the Borrower (with a copy to the Administrative Agent) and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.
ARTICLE VI
CONDITIONS PRECEDENT
SECTION 6.01. Conditions Precedent to Effectiveness. This Agreement, and the obligation of each Lender to make Loans hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.01):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received the Promissory Notes payable to the order of each Lender that has requested a Promissory Note pursuant to Section 3.08, duly executed by the Borrower.
(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Morgan, Lewis & Bockius LLP, New York counsel for the Obligors, substantially in the form of Exhibit B, and (ii) Todd C. Hixon, Esq., General Counsel for the Guarantor and counsel for the Borrower, substantially in the form of Exhibit C. The Obligors hereby request such counsel to deliver such opinions.
(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e) The representations and warranties of the Obligors set forth in this Agreement and the other Loan Documents shall be true and correct, no Default or Event of Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of each Obligor, confirming the same as of the Closing Date.

(f) The Administrative Agent shall have received a certificate, dated the Closing Date and signed an Authorized Officer of each Obligor, confirming compliance with the conditions set forth in this Section 6.01.
(g) The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, with respect to the Obligors.
(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
(i) All requisite Governmental Authorities and third parties, if any, shall have approved or consented to this Agreement, the other Loan Documents and the Transactions to the extent required and material (and the Administrative Agent shall have received certified copies of all such approvals and consents, which shall be in form and substance satisfactory to the Administrative Agent and the Lenders), no stay of any applicable regulatory approval shall have been issued and there shall be no litigation, governmental, administrative or judicial action, actual or, to the knowledge of the Obligors, threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on this Agreement, the other Loan Documents or the Transactions.
(j) The Administrative Agent shall have received true, correct and complete copies, certified as to authenticity by the Borrower, of the UNS Electric Note Purchase Agreement, together with any amendments or supplements thereto.
(k) The Administrative Agent shall have received such other approvals, opinions and documents as any Lender, through the Administrative Agent, may reasonably request.
SECTION 6.02. Determinations Under Section 6.01. For purposes of determining compliance with the conditions specified in Section 6.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender or prior to the Closing Date specifying its objection thereto.
SECTION 6.03. Reliance on Certificates. The Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of an Obligor as to the names, incumbency, authority and signatures of the respective individuals named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Obligor identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Obligor thereafter authorized to act on behalf of such Obligor.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
SECTION 7.01. Representations and Warranties of the Obligors. To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans to the Borrower pursuant to Section 2.01, each Obligor hereby represents and warrants to the Administrative Agent and each Lender that:
(a) Organization; Power and Authority. Such Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Obligor has the corporate power and authority to own or hold under lease the Properties it purports to own or hold under lease, or proposes to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Loan Documents to which it is a party and to perform the provisions thereof.
(b) Authorization, Execution and Delivery. Each Loan Document to which such Obligor is a party has been duly authorized by all necessary corporate action on the part of such Obligor, and upon execution and delivery thereof each such Loan Document will constitute a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Loan Document to which such Obligor is a party has been duly executed and delivered by such Obligor.
(c) Disclosure; No Material Adverse Change; Etc.
(i) Such Obligor has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Disclosure Documents nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of such Obligor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder (as modified or supplemented by, and taken together with, other information so furnished) contains any material misstatement of a fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward looking statements, such Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.

(ii) Except as disclosed in the Disclosure Documents or in one of the documents, certificates or other writings identified therein, since December 31, 2010, there has been no change in the financial condition, operations, business, Properties or prospects of any Obligor or any Subsidiary of any Obligor except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
(iii) There is no fact known to such Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents or the other documents, certificates and other writings delivered to the Administrative Agent and the Lenders prior to the Closing Date by or on behalf of the Obligors specifically for use in connection with the transactions contemplated hereby.
(d) Financial Condition. The most recent financial statements delivered by such Obligor pursuant to Section 8.01(a)(i) or Section 8.01(a)(ii) (including, without limitations, the financial statements of the Obligors for the fiscal year ended December 31, 2010) present fairly, in all material respects, the financial position and results of operations and cash flows of such Obligor and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 8.01(a)(i). Neither such Obligor nor any of its Subsidiaries had, at the date of the most recent balance sheet referred to above, any Guaranty Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which, in any case, was material to such Obligor and its Subsidiaries, taken as a whole, and which was not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2010 to and including the date hereof there has been no Disposition by such Obligor or any of its Subsidiaries of any material part of its business or Property.
(e) Organization and Ownership of Shares of Subsidiaries of each Obligor.
(i) As of the Closing Date, Schedule 7.01(e) contains (except as noted therein) complete and correct lists of such Obligor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by such Obligor and each other Subsidiary.
(ii) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 7.01(e) as being owned by an Obligor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by such Obligor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 7.01(e)).

(iii) Each Subsidiary identified in Schedule 7.01(e) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(iv) No Subsidiary of the Borrower is a party to any agreement, or otherwise subject to any legal restriction, restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary, other than (A) this Agreement and the other Loan Documents, (B) the agreements listed on Schedule 7.01(e), (C) customary limitations imposed by corporate law statutes and (D) any covenant contained in an agreement evidencing Indebtedness permitted to be incurred by such Subsidiary pursuant to Section 8.02(e) that restricts the payment of a dividend or distribution upon the occurrence and during the continuance of a default thereunder.
(f) Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by such Obligor of each Loan Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of such Obligor or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which such Obligor or any such Subsidiary is bound or by which such Obligor or any such Subsidiary or any of their respective Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Obligor or any of its Subsidiaries or (iii) violate any provision of any Governmental Rule applicable to such Obligor or any of its Subsidiaries.
(g) Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Obligor of any Loan Document to which it is a party, except for the ACC Order, which ACC Order has been obtained and is in full force and effect. After giving effect to the making of the Loans by the Lenders to the Borrower and the application of the proceeds thereof, the Borrower is in compliance with all applicable requirements, if any, contained in the ACC Order.
(h) Litigation; Observance of Agreements, Statutes and Orders.

(i) Except as disclosed in the Disclosure Documents, there are no actions, suits or proceedings pending or, to the knowledge of such Obligor, threatened against or affecting such Obligor or any of its Subsidiaries or any Property of such Obligor or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority (A) that involve any of the Loan Documents or the Transactions or (B) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(ii) Neither such Obligor nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(i) Taxes. Such Obligor and each of its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their Properties, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor or such Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Such Obligor knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of such Obligor and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.
(j) Title to Property; Leases. Such Obligor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all Material respects.
(k) Licenses, Permits, etc.
(i) Such Obligor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;
(ii) to the best knowledge of such Obligor, no product of such Obligor infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(iii) to the best knowledge of such Obligor, there is no Material violation by any Person of any right of such Obligor or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by such Obligor or such Subsidiary.
(l) Compliance with ERISA.
(i) Such Obligor and each of its ERISA Affiliates have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither such Obligor nor any of its ERISA Affiliates has incurred any liability pursuant to Title I or IV of ERISA (other than claims for benefits in the ordinary course or PBGC premiums required by Title IV of ERISA) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by such Obligor or any of its ERISA Affiliates, or in the imposition of any Lien on any of the rights or Properties of such Obligor or any of its ERISA Affiliates, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 412 or 430 of the Code or in contravention of Section 436(c) of the Code, other than such liabilities or Liens as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.
(ii) The present value of the aggregate benefit liabilities under each of such Obligor’s Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount, in the case of any single Plan or in the aggregate for all Plans, that has resulted or could reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(iii) Such Obligor and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate have resulted or could reasonably be expected to result in a Material Adverse Effect.
(iv) The expected postretirement benefit obligations (determined as of the last day of such Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of such Obligor and its Subsidiaries could not reasonably be expected to result in a Material Adverse Effect.

(m) Use of Proceeds; Margin Regulations. The Borrower will apply the proceeds of all Loans solely to refinance existing Indebtedness of the Borrower and for other general corporate purposes. No part of the proceeds of any Loan made to the Borrower will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X of the Board or to involve any broker or dealer in a violation of Regulation T of the Board. As used in this Section 7.01(m), the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.
(n) Existing Indebtedness.
(i) Neither such Obligor nor any of its Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of such Obligor or any such Subsidiary that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(ii) Neither such Obligor nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 8.02(c).
(o) Foreign Assets Control Regulations, etc. None of the Transactions will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(p) Status under Certain Statutes. Neither such Obligor nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, or the Interstate Commerce Act, as amended.
(q) Anti-Terrorism Order. Neither such Obligor nor any of its Subsidiaries is a Sanctioned Person. To the best knowledge of such Obligor, neither such Obligor nor any of its Subsidiaries has any legally binding contracts or agreements with any Sanctioned Person.
(r) Labor Matters. There are no strikes or other labor disputes against such Obligor or any of its Subsidiaries pending or, to the knowledge of such Obligor, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of such Obligor or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from such Obligor or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Obligor or the relevant Subsidiary.

(s) Environmental Matters. Neither such Obligor nor any of its Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against such Obligor or any of its Subsidiaries or any of their respective real Properties now or formerly owned, leased or operated by any of them or other Properties, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Disclosure Documents:
(i) neither such Obligor nor any of its Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real Properties now or formerly owned, leased or operated by any of them, or in any way related to its Properties or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;
(ii) neither such Obligor nor any of its Subsidiaries has stored any Hazardous Materials on real Properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
(iii) all buildings on all real Properties now owned, leased or operated by such Obligor or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
(t) Solvency. Each Obligor is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and the Transactions will be, Solvent.
ARTICLE VIII
COVENANTS OF THE OBLIGORS
SECTION 8.01. Affirmative Covenants. Each Obligor covenants and agrees that so long as any Loan or any other Obligations payable hereunder or under any other Loan Document shall remain unpaid or any Lender shall have any Commitment:
(a) Financial and Business Information. Such Obligor shall deliver to the Administrative Agent, with a copy for each Lender (and the Administrative Agent will forward such copies to the Lenders):
(i) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of such Obligor (other than the last quarterly fiscal period of each such fiscal year), copies of,
(A) a consolidated balance sheet of such Obligor and its Subsidiaries as at the end of such quarter,

(B) consolidated statements of income of such Obligor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and
(C) consolidated statements of cash flow for the period from the beginning of such fiscal year to the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by an Authorized Officer of such Obligor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of such Obligor’s Quarterly Report on Form 10-Q, if any, prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 8.01(a)(i);
(ii) Annual Statements — within 105 days after the end of each fiscal year of such Obligor, copies of,
(A) a consolidated balance sheet of such Obligor and its Subsidiaries, as at the end of such year, and
(B) consolidated statements of income, changes in shareholders’ equity and cash flows of such Obligor and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not contain any qualification or exception as to the scope of such audit and shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
provided, that the delivery within the time period specified above of such Obligor’s Annual Report on Form 10-K (if any) for such fiscal year (together with such Obligor’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s opinion described above, shall be deemed to satisfy the requirements of this Section 8.01(a)(ii);

(iii) SEC and Other Reports — promptly upon their becoming available, one copy of (A) each financial statement, report, notice or proxy statement sent by such Obligor or any of its Subsidiaries to public securities holders generally, and (B) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Administrative Agent or a Lender), and each prospectus and all amendments thereto filed by such Obligor or any of its Subsidiaries with the SEC and of all press releases and other statements made available generally by such Obligor or any of its Subsidiaries to the public concerning developments that are Material;
(iv) Notice of Default or Event of Default — promptly, and in any event within five days after an Authorized Officer of such Obligor becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 9.01(e), a written notice specifying the nature and period of existence thereof and what action the applicable Obligor is taking or proposes to take with respect thereto;
(v) ERISA Matters — promptly, and in any event within five days after an Authorized Officer of such Obligor becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the applicable Obligor or an ERISA Affiliate of such Obligor proposes to take with respect thereto:
(A) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(B) (1) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (2) the providing of notice by a plan administrator of the intent to terminate any Plan under section 4041 of ERISA, or (3) the receipt by such Obligor or any of its ERISA Affiliates of a notice, or the receipt by any Multiemployer Plan from such Obligor or any of its ERISA Affiliates of any notice, concerning the imposition of withdrawal liability under section 4201 or 4204 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or
(C) any event (including, without limitation, any ERISA Event), transaction or condition that could result in the incurrence of any liability by such Obligor or any of its ERISA Affiliates pursuant to Title I or IV of ERISA (other than claims in the ordinary course or PBGC premiums required by Title IV of ERISA) or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights or Properties of such Obligor or any of its ERISA Affiliates pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(vi) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to such Obligor or any of its Subsidiaries from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(vii) ACC Communications — promptly, and in any event within 30 days of receipt thereof, copies of any Material communication to such Obligor or any of its Subsidiaries from the ACC or any Material filing by such Obligor or any of its Subsidiaries with the ACC relating to any breach of the ACC Settlement Agreement or any matter that could reasonably be expected to cause or constitute a Material Adverse Effect;
(viii) Default and Litigation — promptly, and in any event within five days after an Authorized Officer of such Obligor becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the applicable Obligor proposes to take with respect thereto:
(A) any default or event of default under any Contractual Obligation (other than under the Loan Documents) of such Obligor or any of its Subsidiaries that, if not cured or waived, could reasonably be expected to have a Material Adverse Effect;
(B) any litigation, investigation or proceeding which may exist at any time between such Obligor or any of its Subsidiaries and any Governmental Authority that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or
(C) any litigation or proceeding affecting such Obligor or any of its Subsidiaries in which the amount involved is greater than $4,000,000 and not covered by insurance or in which injunctive or similar relief is sought;
(ix) Change in Ratings of Index Debt — as soon as practicable and in any event within five (5) Business Days after any Obligor receives written notice of an upgrading or a downgrading of the Borrower’s Index Debt by any Rating Agency, a notice of such upgrading or downgrading; and
(x) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition or Properties of such Obligor or any of its Subsidiaries or relating to the ability of such Obligor to perform its obligations under the Loan Documents to which it is a party as from time to time may be reasonably requested by the Administrative Agent or any Lender.
(b) Officer’s Certificate. Each set of financial statements delivered to the Administrative Agent pursuant to Section 8.01(a)(i) or Section 8.01(a)(ii) shall be accompanied by a certificate of an Authorized Officer of the Obligor delivering such financial statements setting forth:
(i) Covenant Compliance — if such Obligor is the Borrower, the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Section 8.03 during the quarterly or annual period covered by the statements then being furnished (including, without limitation, a listing of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries that has been disregarded, at any time during such period, for purposes of the determination of Consolidated Total Indebtedness pursuant to the proviso contained in the definition thereof set forth in Section 1.01); and

(ii) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of such Obligor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of such Obligor or any of its Subsidiaries to comply with any Environmental Law), specifying the nature and period of existence thereof and what action such Obligor shall have taken or proposes to take with respect thereto.
(c) Books and Records; Inspection. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, all in accordance with customary and prudent business practices. Such Obligor shall permit the representatives of the Administrative Agent and each Lender:
(i) No Default — if no Default or Event of Default with respect to such Obligor then exists, at the expense of the Administrative Agent or such Lender (as the case may be) and upon reasonable prior notice to such Obligor, to visit the principal executive office of such Obligor, to discuss the affairs, finances and accounts of such Obligor and its Subsidiaries with such Obligor’s officers, and (with the consent of such Obligor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of such Obligor, which consent will not be unreasonably withheld) to visit the other offices and Properties of such Obligor and its Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and
(ii) Default — if a Default or Event of Default with respect to such Obligor then exists, at the expense of such Obligor, to visit and inspect any of the offices or Properties of such Obligor or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision such Obligor authorizes said accountants to discuss the affairs, finances and accounts of such Obligor and its Subsidiaries), all at such times and as often as may be requested.

(d) Compliance with Law. Such Obligor shall, and shall cause each of its Subsidiaries to, comply with all Governmental Rules to which each of them is subject, including, without limitation, ERISA and Environmental Laws, and will obtain and maintain in effect all Governmental Approvals necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such Governmental Rules or failures to obtain or maintain in effect such Governmental Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e) Insurance. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, or through its own program of self-insurance, insurance with respect to their respective Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
(f) Maintenance of Properties. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 8.01(f) shall not prevent such Obligor or any such Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and such Obligor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g) Payment of Taxes, Obligations and Claims. Such Obligor shall, and shall cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and pay and discharge (i) all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and (ii) all claims and other obligations of whatever nature for which sums have become due and payable that have or might become a Lien on Properties of such Obligor or any such Subsidiary, provided that neither such Obligor nor any such Subsidiary need pay any such tax, assessment. claims or obligations if (A) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (B) the nonpayment of all such taxes, assessments, claims and obligations in the aggregate could not reasonably be expected to have a Material Adverse Effect.
(h) Legal Existence, etc. Such Obligor shall at all times preserve and keep in full force and effect its legal existence. Subject to Section 8.02(b), such Obligor shall at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into such Obligor or a Subsidiary) and all rights and franchises of such Obligor and its Subsidiaries unless, in the good faith judgment of such Obligor, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

(i) Maintain Ownership of the Borrower. At all times prior to the occurrence of the Guaranty Termination Date, the Guarantor shall maintain, directly or indirectly, legal and beneficial ownership of all of the outstanding capital stock of the Borrower, free and clear of any Liens; provided that the foregoing shall not prohibit any merger, consolidation, sale or transfer permitted under Section 8.02(b).
SECTION 8.02. Negative Covenants. Each Obligor covenants and agrees that so long as any Loan or any other Obligations payable hereunder or under any other Loan Document shall remain unpaid or any Lender shall have any Commitment:
(a) Transactions with Affiliates. Such Obligor shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except, subject to Section 8.02(b) and the other terms and conditions contained in this Agreement and the other Loan Documents, (i) at prices and on terms and conditions (A) not less favorable to such Obligor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (B) as approved by the ACC or the Federal Energy Regulatory Commission, (ii) transactions between or among such Obligor and its Subsidiaries not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 8.02(d), (iv) shared corporate or administrative services and staffing with Affiliates, including accounting, legal, human resources and treasury operations, provided on customary terms for similarly situated companies, (v) tax sharing arrangements on customary terms for similarly situated companies, and (vi) customary fees paid to members of the board of directors of such Obligor and its Subsidiaries who are not officers of such Obligor or any of its Subsidiaries.
(b) Merger, Consolidation, etc.
(i) Such Obligor shall not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, and, prior to the occurrence of the Guaranty Termination Date, the Guarantor shall not sell or otherwise transfer any shares of the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of the Borrower to any Person unless:
(A) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Obligor as an entirety or the transferee of such shares of stock, as the case may be (any such Person, in relation to any such transaction involving the Borrower, being referred to herein as a “Borrower Successor” and any such Person, in relation to any such transaction involving the Guarantor, being referred to herein as a “Guarantor Successor”), shall have a credit rating in respect of its long-term debt from S&P of “BBB” or higher or from Moody’s of “Baa2” or higher;
(B) any Borrower Successor shall be primarily engaged in the Utility Business;

(C) any Borrower Successor or, for so long as the Guarantor (or any Guarantor Successor) is an Obligor, Guarantor Successor shall be a Solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia);
(D) if any Borrower Successor or Guarantor Successor is not such Obligor, such Borrower Successor or, for so long as the Guarantor (or any Guarantor Successor) is an Obligor, Guarantor Successor, as the case may be, (1) shall have executed and delivered to the Administrative Agent its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the other Loan Documents to which it is a party and (2) shall have caused to be delivered to the Administrative Agent an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Lenders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
(E) immediately after giving effect to such transaction and, if any Borrower Successor or Guarantor Successor is not such Obligor, the effectiveness of all agreements and instruments effecting the assumption (if any) required pursuant to clause (D) above, no Default or Event of Default shall have occurred and be continuing;
provided, however, that this Section 8.02(b)(i) shall not apply to the consolidation or merger of a Wholly-Owned Subsidiary of the Borrower into the Borrower.
(ii) No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any successor Person that shall theretofore have become such in the manner prescribed in this Section 8.02(b) from its liability under this Agreement or the other Loan Documents, or the Guarantor from its obligations hereunder or under the Guaranty, except that, if the Guaranty Termination Date has not occurred, the Guarantor shall be released from its obligations hereunder and under the Guaranty if, in the case of any such transaction that is permitted by Section 8.02(b)(i), the Guarantor Successor shall have (A) executed and delivered to the Administrative Agent its assumption of the due and punctual performance and observance of the obligations of the Guarantor under this Agreement and under the Guaranty, and (B) caused to be delivered to the Administrative Agent an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Administrative Agent, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.

(c) Liens.
(i) The Guarantor (for so long as it is an Obligor) shall not directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien (other than Permitted Liens) securing Indebtedness for borrowed money on or with respect to any Property (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Guarantor, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby its obligations with respect to the Guaranty will be equally and ratably secured with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured, such security to be pursuant to an agreement reasonably satisfactory to the Administrative Agent and, in any such case, the Guarantor’s obligations with respect to the Guaranty shall have the benefit, to the fullest extent that, and with such priority as, the Lenders and the Administrative Agent may be entitled under applicable law, of an equitable Lien on such Property).
(ii) The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien (other than Permitted Liens) securing Indebtedness for borrowed money on or with respect to any Property (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Borrower or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Obligations of the Borrower will be equally and ratably secured with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured, such security to be pursuant to an agreement reasonably satisfactory to the Administrative Agent and, in any such case, the Obligations of the Borrower shall have the benefit, to the fullest extent that, and with such priority as, the Lenders and the Administrative Agent may be entitled under applicable law, of an equitable Lien on such Property).
(d) Restricted Payments. The Borrower shall not at any time declare or make, or incur any liability to declare or make, any Restricted Payment unless:
(i) such Restricted Payment would not violate any Requirement of Law applicable to the Borrower; and
(ii) immediately after giving effect to such action no Default or Event of Default would exist.
(e) Incurrence of Indebtedness.
(i) The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Indebtedness, unless on the date the Borrower or such Subsidiary becomes liable with respect to any such Indebtedness and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness, (A) no Default or Event of Default shall have occurred and be continuing, and (B) the Borrower is in compliance with Section 10.5(a)(iii) of the UNS Electric Note Purchase Agreement (or the corresponding provision of any agreement that amends, restates, refinances or otherwise replaces the UNS Electric Note Purchase Agreement) (provided, that this clause (B) shall apply only so long as the Borrower is required to comply with the “Interest Coverage Ratio” (as defined in the UNS Electric Note Purchase Agreement) set forth in such Section 10.5(a)(iii) or any such corresponding provision).

(ii) For the purposes of this Section 8.02(e):
(A) any Person becoming a Subsidiary after the date hereof shall be deemed, at the time it becomes a Subsidiary, to have incurred all of its then outstanding Indebtedness and pro forma effect shall be given to the earnings of such Person; and
(B) upon the creation, incurrence or assumption of any Indebtedness, any other Indebtedness shall be deemed to be retired concurrently with such action if (1) such other Indebtedness is retired with the proceeds of such Indebtedness and (2) such other Indebtedness is retired within 60 days of such action.
(f) Anti-Terrorism Order. Such Obligor shall not, and shall not permit any of its Subsidiaries to, enter into any legally binding contracts or agreements with any Sanctioned Person.
(g) Change in Nature of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by such Obligor and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
SECTION 8.03. Financial Covenant. The Borrower covenants and agrees that so long as any Loan or any other Obligations payable hereunder or under any other Loan Document shall remain unpaid or any Lender shall have any Commitment, the Borrower shall maintain at all times a ratio of the Borrower’s Consolidated Total Indebtedness to its Consolidated Total Capitalization of not greater than 0.65 to 1.00.
ARTICLE IX
DEFAULTS
SECTION 9.01. Events of Default. If any of the following events shall occur and be continuing, the Administrative Agent and the Lenders shall be entitled to exercise the remedies set forth in Section 9.02:
(a) (i) The Borrower shall fail to pay any principal of any Loan when due and payable in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan, any fees or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest, fees or other amount becomes due and payable in accordance with the terms hereof or thereof; or
(b) any representation or warranty made or deemed made by the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by the Borrower or the Guarantor at any time under or in connection with this Agreement or any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor shall default in the observance or performance of any agreement contained in Section 8.01(a)(iv), Section 8.01(h), Section 8.01(i), Section 8.02 or Section 8.03; or
(d) the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is a party (other than those referred to in paragraphs (a), (b) and (c) of this Section) and such default is not remedied within 30 days after the Borrower or the Guarantor, as applicable, receives written notice of such default from the Administrative Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9.01(d)) (which notice will be given at the request of any Lender); or
(e) (i) the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor to purchase or repay such Indebtedness; or
(f) the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor or any other Subsidiary of the Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or governmental authority of competent jurisdiction enters an order (i) appointing, without consent by the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor or any other Subsidiary of the Guarantor, a custodian, receiver, trustee or other officer with similar powers (A) with respect to the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor or any other Subsidiary of the Guarantor or (B) with respect to any substantial part of the Property of the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor or any other Subsidiary of the Guarantor, or (ii) constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor or any other Subsidiary of the Guarantor, or any such petition shall be filed against the Borrower, any Subsidiary of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor or any other Subsidiary of the Guarantor and such petition shall not be dismissed within 60 days; or
(h) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against the Borrower, any of its Subsidiaries or, prior to the occurrence of the Guaranty Termination Date, the Guarantor and such judgment or judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(i) an ERISA Event with respect to the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor shall have occurred that, when taken together with all other such ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or
(j) prior to the occurrence of the Guaranty Termination Date, the Guarantor shall fail to observe or perform any of its obligations contained in Article XI or shall renounce in writing its obligations with respect thereto; or
(k) any material provision of this Agreement or any other Loan Document to which the Borrower or Guarantor is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor, or the Borrower or the Guarantor shall so assert in writing; or
(l) Any Change of Control shall occur; or
(m) Any Governmental Approval required to be made or obtained by the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor in connection with the Transactions shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders and the Administrative Agent.

SECTION 9.02. Remedies. If any Event of Default has occurred and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower (i) declare the Commitments and the obligation of each Lender to make or Convert Loans to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the principal amount of the Loans outstanding hereunder, all interest thereon and all other amounts payable by the Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the outstanding principal amount of the Loans, all such interest, any applicable Prepayment Premium and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, upon the occurrence of any Event of Default specified in Section 9.01(f) or Section 9.01(g) with respect to the Borrower (other than an Event of Default described in clause (i) of Section 9.01(f) or described in clause (vi) of Section 9.01(f) by virtue of the fact that such clause encompasses clause (i) of Section 9.01(f)), (A) the Commitments and the obligation of each Lender to make or Convert Loans shall automatically be terminated, and (B) the principal amount of the Loans outstanding hereunder, all interest thereon, any applicable Prepayment Premium and all other amounts payable by the Borrower under this Agreement and the other Loan Documents shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE X
THE ADMINISTRATIVE AGENT
SECTION 10.01. Authorization and Action.
(a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
(b) Any Lender serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Obligors or any of their Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent hereunder.
(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent (in such capacity) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Obligors or any of their Subsidiaries or Affiliates that is communicated to or obtained by the Lender serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section

12.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by an Obligor or a Lender (in which case the Administrative Agent shall promptly give a copy of such written notice to the Lenders). The Administrative Agent shall not be responsible to any of the Lenders for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
(e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding subsections of this Section 10.01 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
(f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this subsection (f), the Administrative Agent may resign at any time by notifying the Lenders and the Obligors. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a Lender or an Affiliate of a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g) Each Lender acknowledges that it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 10.02. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Obligors), ratably in accordance with their respective Proportionate Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by the final and nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, syndication, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Administrative Agent is entitled to reimbursement for such expenses pursuant to Section 12.04 but is not reimbursed for such expenses by the Obligors.
ARTICLE XI
GUARANTY
SECTION 11.01. The Guaranty. The Guarantor hereby guarantees to each Lender, the Administrative Agent and their respective successors and assigns the prompt payment in full of all unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other Obligations of the Borrower to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, Prepayment

Premium, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, in each case strictly in accordance with the express terms hereof (such obligations of the Borrower being herein collectively called the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or the Lenders in enforcing any rights under this Article XI. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or the Lenders under this Agreement and the other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. For the avoidance of doubt, each reference to a Lender in this Article XI shall include Union Bank in its capacity as a counterparty to any Interest Rate Protection Agreement.
In addition, the Guarantor hereby further agrees, as an independent obligation, that, if the Borrower fails to pay in full when expressed to be due (whether at stated maturity, upon acceleration or optional prepayment or otherwise) any of the Guaranteed Obligations strictly in accordance with the express terms hereof, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be paid in full when expressed to be due (whether at stated maturity, upon acceleration or optional prepayment or otherwise) in accordance with the terms of such extension or renewal.
SECTION 11.02. Obligations Unconditional. The obligations of the Guarantor under Section 11.01 are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower hereunder or under any other agreement or instrument referred to herein and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantor hereunder shall be irrevocable, absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, the occurrence of one or more of the following shall not preclude the exercise by the Lenders or the Administrative Agent of any right, remedy or power hereunder or alter or impair the liability of the Guarantor hereunder, which shall remain irrevocable, absolute and unconditional as described above:
(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, waived or renewed, or the Borrower shall be released from any of the Guaranteed Obligations, or any of the Guaranteed Obligations shall be subordinated in right of payment to any other liability of the Borrower;

(b) any of the acts mentioned herein or any agreement or instrument referred to herein or otherwise in connection with the Guaranteed Obligations shall be done or omitted;
(c) any of the Guaranteed Obligations shall be accelerated or otherwise become due prior to their stated maturity, or any of the Guaranteed Obligations shall be amended, supplemented, restated or otherwise modified in any respect, or any right hereunder or under any agreement or instrument referred to herein or otherwise in connection with the Guaranteed Obligations shall be waived, or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with;
(d) the Borrower or any other guarantor or obligor in respect of any of the Guaranteed Obligations (i) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets or (vi) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i), (ii), (iii), (iv) or (v) above (any proceeding referred to in this paragraph is herein referred to as an “Insolvency Proceeding”);
(e) this Agreement or any agreement or instrument referred to herein shall be rejected (including pursuant to Section 365 of the United States Bankruptcy Code, as amended) by an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all of the Borrower’s assets in any Insolvency Proceeding;
(f) the occurrence of any Default or Event of Default hereunder or the occurrence of any similar event (howsoever described) under any agreement or instrument referred to herein;
(g) except as otherwise provided in Section 8.02(b)(ii), any consolidation or amalgamation of the Borrower with, any merger of the Borrower with or into, or any transfer by the Borrower of all or substantially all of the Borrower’s assets to, another Person, any change in the legal or beneficial ownership of ownership interests issued by the Borrower, or any other change whatsoever in the objects, capital structure, constitution or business of the Borrower;
(h) any delay, failure or inability of the Borrower or any other guarantor or obligor in respect of any of the Guaranteed Obligations to perform, willful or otherwise, any provision hereunder or any agreement or instrument referred to herein or otherwise in connection with the Guaranteed Obligations;
(i) the failure or breach of any representation or warranty (whether written or oral) made by the Borrower or any other Person herein or in any agreement or instrument referred to herein or otherwise in connection with the Guaranteed Obligations; or any event or circumstance constituting fraud in the inducement or any other similar event or circumstance;

(j) any action or failure to act by any Lender or the Administrative Agent that adversely affects the Guarantor’s right of subrogation arising by reason of any performance by the Guarantor of its obligations under this Article XI;
(k) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Borrower or any other Person for any reason whatsoever, including any suit or action in any way disaffirming, repudiating, rejecting or otherwise calling into question any issue, matter or thing in respect of this Agreement, the other Loan Documents or any agreement or instrument referred to herein or therein or otherwise in connection with the Guaranteed Obligations;
(l) the existence of any claim, set-off, defense or other right which the Guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether in connection with this Guaranty, the Transactions or any unrelated transaction;
(m) any lack or limitation of status or of power, incapacity or disability of the Borrower or any other guarantor or obligor in respect of any of the Guaranteed Obligations; or
(n) any change in the laws, rules or regulations of any jurisdiction, or any present or future action or order of any Governmental Authority, amending, varying or otherwise affecting the validity or enforceability of any of the Guaranteed Obligations or the obligations of any other guarantor or obligor in respect of any of the Guaranteed Obligations.
The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lenders or the Administrative Agent exhaust any right, power or remedy (including filing any proof of claim relating to the Guaranteed Obligations in any Insolvency Proceeding) or proceed against the Borrower under this Agreement, any other Loan Document or any agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, it being understood that this Article XI is a guarantee of payment and not just collection.
SECTION 11.03. Subrogation. The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations it shall not exercise any right or remedy (including the filing of any proof of claim in any Insolvency Proceeding) against the Borrower or any other guarantor or obligor in respect of any of the Guaranteed Obligations or any security therefor arising by reason of any performance by the Guarantor of its obligations under this Article XI, whether by subrogation or otherwise. In the event that, prior to the payment and satisfaction in full of all Guaranteed Obligations, any amount is received by the Guarantor from the Borrower in respect of the performance by the Guarantor of its obligations under this Article XI, whether by subrogation or otherwise, the Guarantor will promptly following receipt thereof pay such amount to the Administrative Agent for application to any Guaranteed Obligations then owing, whether matured or unmatured.

SECTION 11.04. Reinstatement. The obligations of the Guarantor under this Article XI shall be automatically reinstated if and to the fullest extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Insolvency Proceeding or otherwise, all as though such payment had not been made, and the Guarantor agrees that it will indemnify each Lender and the Administrative Agent on demand for all reasonable costs and expenses (including the reasonable fees and disbursements of counsel) incurred by such Lender and the Administrative Agent in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
SECTION 11.05. Remedies Unaffected. The Guarantor agrees that, as between the Guarantor and the Lenders and the Administrative Agent, the Guaranteed Obligations may be declared to be forthwith due and payable as provided herein (and shall be deemed to have become automatically due and payable in the circumstances provided in the proviso contained in Section 9.02) for purposes of Section 11.01, notwithstanding any stay (including under the United States Bankruptcy Code, as amended), injunction or other prohibition preventing the same as against the Borrower, and that, in such event, the Guaranteed Obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 11.01.
SECTION 11.06. Continuing Guarantee; Liability in Respect of Successor.
(a) The guarantee in this Article XI is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
(b) In the event that the Borrower shall consolidate or amalgamate with, or merge with or into, or transfer all or substantially all its assets to, another Person, except as otherwise provided in Section 8.02(b)(ii), the Guarantor will continue to be obligated hereunder in respect of the Guaranteed Obligations, whether or not the Guaranteed Obligations are assumed by such Person, and each reference herein to the Borrower shall thereafter instead be a reference to such Person.
(c) Notwithstanding any other provision contained in this Article XI to the contrary, this Guaranty shall automatically terminate upon the occurrence of the Guaranty Termination Date.
ARTICLE XII
MISCELLANEOUS
SECTION 12.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive, modify or eliminate any of the conditions specified in Article VI, (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (iii) reduce the principal of, or interest on, any Loan, any Applicable Margin, any Prepayment Premium or any fees or other amounts payable hereunder, (iv) extend the Termination Date or postpone any date fixed for any payment of principal of, or interest on, any Loan, any applicable Prepayment Premium or any fees or other amounts payable hereunder, (v) change the definition of “Required Lenders” contained in Section 1.01 or change any other provision that specifies the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, (vii) release the Guaranty, in whole or in part, except for any such release expressly permitted hereunder, or change the definition of “Guaranty Termination Date” contained in Section 1.01, or (viii) amend, waive or modify this Section 12.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Any request from the Borrower for any amendment, waiver or consent under this Section 12.01 shall be addressed to the Administrative Agent.
SECTION 12.02. Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, (i) if to the Borrower, at its address at One South Church Avenue, Suite 1820, Tucson, Arizona 85701, Attention: Chief Financial Officer (Telecopy No. (520) 884-3612); (ii) if to the Guarantor, at its address at One South Church Avenue, Suite 200, Tucson, Arizona 85701, Attention: Chief Financial Officer (Telecopy No. (520) 884-3612); (iii) if to any Lender, at its address for notices specified below its name on the signature pages hereof or in the applicable Lender Assignment pursuant to which it became a Lender; and (iv) if to the Administrative Agent, at its address at 445 South Figueroa Street, Los Angeles, California 90071, Attention: Kevin Zitar (Telecopy No. (213) 236-4096); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after being deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, Article III, Article IV, Article V or Article X shall not be effective until received by the Administrative Agent.
SECTION 12.03. No Waiver of Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12.04. Costs, Expenses and Indemnification. (a) The Borrower agrees to pay, promptly after delivery to the Borrower of a reasonably detailed statement therefor, all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, execution and delivery of the Loan Documents and any proposed modification, amendment, waiver or consent relating to any Loan Document, including the reasonable fees and disbursements of counsel to the Administrative Agent with respect thereto and with respect to the administration of, and advising the Administrative Agent as to its rights and responsibilities under, this Agreement and the other Loan Documents. The Borrower further agrees to pay, promptly after delivery to the Borrower of a reasonably detailed statement therefor, all costs and expenses of the Administrative Agent and each Lender (including the fees and disbursements of counsel to the Administrative Agent and counsel for each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder.
(b) The Borrower shall indemnify the Administrative Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnified Person (whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding), incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of any Hazardous Materials on or from any property owned or operated by the Borrower or any of its Affiliates, or any Environmental Liability related in any way to the Borrower or any of its Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.
(c) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(d) The Borrower’s obligations under this Section 12.04 shall survive the repayment of all amounts owing to the Lenders and the Administrative Agent under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 12.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law, which contribution shall in any event not exceed the amount that the Borrower would otherwise have been obligated to pay under this Section 12.04.

SECTION 12.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.02 to authorize the Administrative Agent to declare the principal amount outstanding hereunder to be due and payable pursuant to the provisions of Section 9.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or, prior to the occurrence of the Guaranty Termination Date, the Guarantor, against any and all of the obligations of the Borrower or the Guarantor, respectively, to such Lender existing under any Loan Document and any Promissory Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under such Loan Document or such Promissory Notes, as the case may be, and although such obligations may be unmatured. Each Lender agrees to notify promptly the Borrower or the Guarantor (as applicable) after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12.05 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.
(b) The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender for the Administrative Agent’s or such Lender’s, as the case may be, gross negligence or willful misconduct, but no Lender shall be liable for any such conduct on the part of the Administrative Agent or any other Lender, and the Administrative Agent shall be liable for any such conduct on the part of any Lender.
SECTION 12.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Obligors and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Obligors, the Administrative Agent and each Lender and their respective successors and assigns, except that no Obligor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
SECTION 12.07. Assignments and Participation. (a) Each Lender may, with the consent of the Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed and, in the case of the Borrower, shall not be required if an Event of Default has occurred and is continuing), assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the aggregate amount of such Lender’s Loans and $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Promissory Notes subject to such assignment and a processing and recordation fee (payable by the assigning Lender or such assignee) of $3,500; and provided further, however, that the consent of the Borrower and the Administrative Agent shall not be required for any assignments by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof (or such earlier date acceptable to the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an Eligible Assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that the limitation set forth in clause (iii) above shall not apply if an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared any Loans to be, or any Loans shall have automatically become, immediately due and payable hereunder. Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Loans owing to it to any Affiliate of such Lender. No such assignment, other than to an Eligible Assignee in accordance with this Section 12.07, shall release the assigning Lender from its obligations hereunder.
(b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 7.01(d) of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee (unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared any Loans to be immediately due and payable hereunder, in which case no such confirmation is necessary); (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 12.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee (unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared any Loans to be immediately due and payable hereunder, in which case no such representation is necessary), together with any Promissory Notes subject to such assignment, the processing and recordation fee referred to in subsection (a) above and any written consent to such assignment required by subsection (a) above, the Administrative Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit D, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. New and/or replacement Promissory Notes payable to the assignee and the assigning Lender (if the assigning Lender assigned less than all of its rights and obligations hereunder) shall be issued upon request pursuant to Section 3.08 and shall be dated the effective date of such Lender Assignment.
(e) Each Lender may sell participations to one or more banks or other financial institutions (other than, for the avoidance of doubt, the Borrower or any Affiliate or Subsidiary of the Borrower) (a “Participant”) in or to all or a portion of its rights and obligations under the Loan Documents (including all or a portion of the Loans owing to it and any Promissory Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Promissory Notes for all purposes of this Agreement, and (iv) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (f) below, the Obligors agree that each Participant shall be entitled to the benefits of Sections 4.04, 5.01 and 5.03 (and subject to the related obligations under such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) above. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 12.05(a) as though it were a Lender, provided such Participant agrees to be subject to Section 4.03 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 4.04, 5.01 or 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04 as though it were a Lender.
(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.07, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Obligors furnished to such Lender by or on behalf of any Obligor; provided that prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree, in accordance with the terms of Section 12.08, to preserve the confidentiality of any Confidential Information received by it from such Lender.
(h) If any Lender (or any Participant to which such Lender has sold a participation) shall make any demand for payment under Section 5.01, then within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower), the Borrower may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Default or Event of Default shall then have occurred and be continuing, demand that such Lender assign, at the sole cost and expense of the Borrower, in accordance with this Section 12.07 to one or more Eligible Assignees designated by the Borrower, all (but not less than all) of the Loans owing to such Lender within the period ending on the later to occur of (x) the last day of the 30-day period described above and (y) the last day of the longest of the then current Interest Periods for such Loans. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender’s Loans, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (h) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (1) shall agree to such assignment by entering into a Lender Assignment with such Lender and (2) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under any Promissory Notes held by such Lender, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above, and payable by the Borrower as a condition to the Borrower’s right to demand such assignment) or otherwise (including, without limitation, to the extent not paid by the Borrower, any payments required pursuant to Section 5.03). Notwithstanding anything set forth above in this subsection (h) to the contrary, the Borrower shall not be entitled to compel the assignment by any Lender demanding payment under Section 5.01 of its Loans if, prior to or promptly following any such demand by the Borrower, such Lender shall have changed or shall change, as the case may be, its Applicable Lending Office for its Eurodollar Rate Loans so as to eliminate the further incurrence of such increased cost. In furtherance of the foregoing, any such Lender demanding payment or giving notice as provided above agrees to use reasonable efforts to so change its Applicable Lending Office if, to do so, would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons.

(i) Anything in this Section 12.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.
(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) nothing herein shall excuse any Granting Lender from its obligations hereunder. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each Lender hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection (j), any SPC may, with prior notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by an SPC at the time of such amendment. Notwithstanding the foregoing provisions of this subsection, (1) an SPC shall not be deemed to be a Lender or a Participant and shall have no rights under this Agreement except as provided in this subsection (j), and in particular, but not by way of limitation, shall have no rights to compensation for increased costs pursuant to Section 4.04 or Section 5.01, (2) the Granting Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (3) the Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (4) the Granting Lender shall remain the holder of any Promissory Notes for all purposes of this Agreement, (5) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with the Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement, and (6) the Granting Lender shall indemnify and hold the Borrower harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred or shall arise as a result of any grant to an SPC contemplated hereunder.

SECTION 12.08. Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, each Obligor has furnished and will from time to time furnish to the Administrative Agent and the Lenders (each, a “Recipient”) written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (a) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (b) subsequently becomes publicly available other than through any act or omission by the Recipient or (c) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to any Obligor, being hereinafter referred to as “Confidential Information”). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as any Obligor may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient’s ability to freely exchange such Confidential Information with its Affiliates or with prospective participants in or assignees of the Recipient’s position herein, but the Recipient’s ability to so exchange Confidential Information shall be conditioned upon any such Affiliate’s or prospective participant’s or assignee’s (as the case may be) entering into an agreement as to confidentiality similar to this Section 12.08. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient’s records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process, (iii) otherwise as required by law, or (iv) in order to protect such Recipient’s interests or its rights or remedies hereunder or under the other Loan Documents; in the event of any required disclosure under clause (ii), (iii) or (iv), above, the Recipient agrees to use reasonable efforts to inform the Obligors as promptly as practicable to the extent not prohibited by law.
SECTION 12.09. WAIVER OF JURY TRIAL. THE BORROWER, THE GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
SECTION 12.10. Governing Law; Submission to Jurisdiction. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Guarantor, the Lenders and the Administrative Agent each (a) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (d) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION 12.11. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto. The Obligors hereby acknowledge that none of the Administrative Agent or the Lenders has any fiduciary relationship with or fiduciary duty to any Obligor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Obligors, on the other hand, in connection herewith or therewith is solely, with respect to the Borrower, that of creditor and debtor and, with respect to the Guarantor, that of beneficiary and guarantor.
SECTION 12.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.
SECTION 12.13. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates pursuant hereto shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of any Promissory Notes evidencing the Loans and shall continue in full force and effect so long as any Promissory Note or any amount due hereunder or under any other Loan Document is outstanding and unpaid.
SECTION 12.14. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Obligors that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Obligor in accordance with the Patriot Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UNS ELECTRIC, INC., as Borrower
By:	/s/ Kentton C. Grant
	Name:	Kentton C. Grant
	Title:	Vice President

UNISOURCE ENERGY SERVICES, INC., as Guarantor
By:	/s/ Kentton C. Grant
	Name:	Kentton C. Grant
	Title:	Vice President and Treasurer

UNION BANK, N.A., as Administrative Agent
By:	/s/ Jeffrey P. Fesenmaier
	Name:	Jeffrey P. Fesenmaier
	Title:	Vice President
Signature Page to UNS Electric, Inc. Credit Agreement

S-1

Commitment	Lender

$30,000,000.00	UNION BANK, N.A., as a Lender

	By:	/s/ Jeffrey P. Fesenmaier Name: Jeffrey P. Fesenmaier
Title: Vice President

Address for Notices:

445 South Figueroa Street, 15th Floor Los Angeles, California 90071 Attention: Kevin Zitar Telephone No.: (213) 236-5503 Telecopier No.: (213) 236-4096
Signature Page to UNS Electric, Inc. Credit Agreement

S-2

EXHIBIT A-1
to the Credit Agreement
FORM OF NOTICE OF BORROWING
[Date]
Union Bank, N.A., as Administrative Agent
445 South Figueroa Street
Los Angeles, California 90071
Attention:
Ladies and Gentlemen:
The undersigned, UNS Electric, Inc., an Arizona corporation (the “Borrower”), refers to the Credit Agreement, dated as of August 10, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, UniSource Energy Services, Inc., as Guarantor, the Lenders named therein and from time to time parties thereto (the “Lenders”), and Union Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and hereby gives you notice, irrevocably, pursuant to Section 4.01 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 4.01 of the Credit Agreement:
(i) The Business Day of the Proposed Borrowing is August  _____, 2011.
(ii) The Type of Loans comprising the Proposed Borrowing is [ABR Loans] [Eurodollar Rate Loans].
(iii) The aggregate principal amount of the Proposed Borrowing is $30,000,000.
(iv) [The initial Interest Period for each Loan made as part of the Proposed Borrowing is [one/two/three/six months.]1
(v) The proceeds of the Loans comprising the Proposed Borrowing should be disbursed pursuant to the wire instructions set forth in Schedule 1 attached hereto.

[1].	To be included for a Proposed Borrowing comprised of Eurodollar Rate Loans.
A-1-1

The undersigned hereby certifies, and acknowledges that the delivery of this Notice of Borrowing shall constitute a representation and warranty by the Borrower, that (i) the representations and warranties of each Obligor set forth in the Loan Documents are true and correct on and as of the date of the Proposed Borrowing, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, and (ii) at the time of, and immediately after giving effect to, the Proposed Borrowing, no Default or Event of Default has occurred and is continuing.

Very truly yours, UNS ELECTRIC, INC.
By:
Name:
Title:

A-1-2

SCHEDULE 1
WIRE INSTRUCTIONS
Name of Bank:
ABA or Routing Number:
Account Number:
Name of Account:

EXHIBIT A-2
to the Credit Agreement
FORM OF NOTICE OF CONVERSION
[Date]
Union Bank, N.A., as Administrative
     Agent for the Lenders party to the
     Credit Agreement referred to below
Attention:
Ladies and Gentlemen:
The undersigned, UNS Electric, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of August 10, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, UniSource Energy Services, Inc., as Guarantor, the Lenders named therein and from time to time party thereto, and Union Bank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.03 of the Credit Agreement:
(i) The Business Day of the Proposed Conversion is _____ _____,  _____.
(ii) The Type of Loans comprising the Proposed Conversion is [ABR Loans] [Eurodollar Rate Loans having an Interest Period of  _____  month(s)].
(iii) The aggregate amount of the Proposed Conversion is $________.
(iv) The Type of Loans to which such Loans are proposed to be Converted is __________ [ABR Loans] [Eurodollar Rate Loans].
[(v) The initial Interest Period for each Loan made as part of the Proposed Conversion is  _____  month(s).]1

[1].	To be included for a Proposed Conversion to Eurodollar Rate Loans only.
A-2-1

The undersigned hereby certifies that the Borrower’s request for the Proposed Conversion is made in compliance with Sections 2.03 of the Credit Agreement. [The undersigned hereby acknowledges that the delivery of this Notice of Conversion shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Conversion, no Event of Default has occurred and is continuing (unless the Borrower informs the Administrative Agent otherwise prior to the date of the Proposed Conversion, in which case the Proposed Conversion shall not be made).]2

Very truly yours, UNS ELECTRIC, INC.
By:
Name:
Title:

[2].	Include this bracketed sentence for Conversions to Eurodollar Rate Loans, and delete if Conversion is into ABR Loans.
A-2-2

EXHIBIT B
to the Credit Agreement
[FORM OF OPINION OF MORGAN, LEWIS & BOCKIUS LLP]
August 10, 2011
Union Bank, N.A.,
as Administrative Agent and a Lender
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
Ladies and Gentlemen:
We are counsel to UNS Electric, Inc., an Arizona corporation (the “Company”), and UniSource Energy Services, Inc., an Arizona corporation (the “Guarantor”, and together with the Company, the “Obligors” and each an “Obligor”), and have acted as such in connection with the $30,000,000 Credit Agreement, dated as of August 10, 2011, among the Company, as borrower, the Guarantor, the Lenders party thereto and Union Bank, N.A., as Administrative Agent (hereinafter, the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used herein have the respective meanings set forth in the Credit Agreement.
In so acting we have reviewed all corporate proceedings of the Obligors in connection with the authorization, execution and delivery of the Credit Agreement. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary as a basis for the opinions set forth below. We have relied as to various questions of fact upon the representations and warranties of the Obligors contained in the Credit Agreement and in the certificates of public officials and officers of the Obligors delivered thereunder.
Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, we are of the opinion that:
1. Each Obligor (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and (b) has the corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.

Union Bank, N.A.
August 10, 2011
Page  _____
2. Each Obligor has the corporate power and authority to execute, deliver and perform the Credit Agreement and the Company has the corporate power and authority to borrow under the Credit Agreement and each Obligor has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement, and the Company has taken all necessary corporate action to authorize the borrowings under the Credit Agreement.
3. The Credit Agreement has been duly and validly executed and delivered on behalf of each Obligor party thereto and constitutes the legal, valid and binding obligation of each Obligor, enforceable against each Obligor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Credit Agreement with respect to liabilities under federal or state securities laws.
4. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority of the State of New York, the Federal Energy Regulatory Commission (“FERC”) or the Arizona Corporation Commission (“ACC”) is required in connection with the execution, delivery or performance by any Obligor of the Credit Agreement, or for borrowings by the Company under the Credit Agreement, except for the ACC Order (which has been obtained and is, to the best of our knowledge, in full force and effect); provided, however, that we express no opinion in this paragraph as to compliance with the securities or “blue sky” laws of any jurisdiction.
5. The execution, delivery and performance by each Obligor of the Credit Agreement, and the borrowings under the Credit Agreement, will not (i) violate any applicable law of the State of New York or any law administered by, or any rule or regulation of, the FERC or the ACC, (ii) violate the Articles of Incorporation or the Bylaws, as amended, of such Obligor, or (iii) result in, or require, the creation or imposition of any Lien on any of the properties or revenues of such Obligor other than as contemplated by the Credit Agreement.
6. Each Obligor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
This opinion is limited to the laws of the States of Arizona and New York and the federal laws of the United States of America. As to all matters of Arizona law, we have, with your consent, relied upon the opinion of even date herewith rendered to you by Todd C. Hixon, Vice President and General Counsel of the Guarantor, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

Union Bank, N.A.
August 10, 2011
Page  _____
Todd C. Hixon is authorized to rely upon this letter as to matters of New York law, the Federal Power Act, as amended, and the Investment Company Act of 1940, as amended. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Credit Agreement) may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP

EXHIBIT C
to the Credit Agreement
[FORM OF OPINION OF TODD C. HIXON]
August 10, 2011
Union Bank, N.A.,
   as Administrative Agent and a Lender
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
Ladies and Gentlemen:
I am Vice President and General Counsel of UniSource Energy Services, Inc., an Arizona corporation (the “Guarantor”), and Vice President and Secretary of UNS Electric, Inc., an Arizona corporation (the “Company”, and together with the Guarantor, the “Obligors” and each an “Obligor”), and have acted as such in connection with the $30,000,000 Credit Agreement, dated as of August 10, 2011, among the Company, as borrower, the Guarantor, the Lenders party thereto and Union Bank, N.A., as Administrative Agent (hereinafter, the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used herein have the respective meanings set forth in the Credit Agreement.
In so acting I have reviewed all corporate proceedings of the Obligors in connection with the authorization, execution and delivery of the Credit Agreement. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary as a basis for the opinions set forth below. I have relied as to various questions of fact upon the representations and warranties of the Obligors contained in the Credit Agreement and in the certificates of public officials and officers of the Obligors delivered thereunder.
Based upon and subject to the foregoing, and subject also to the qualifications hereinafter set forth, I am of the opinion that:
1. Each Obligor (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and (b) has the corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.
2. Each Obligor has the corporate power and authority to execute, deliver and perform the Credit Agreement and the Company has the corporate power and authority to borrow under the Credit Agreement and each Obligor has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement, and the Company has taken all necessary corporate action to authorize the borrowings under the Credit Agreement.
3. The Credit Agreement has been duly and validly executed and delivered on behalf of each Obligor party thereto and constitutes the legal, valid and binding obligation of each Obligor, enforceable against each Obligor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and subject to any principles of public policy limiting the right to enforce indemnification or contribution provisions contained in the Credit Agreement with respect to liabilities under federal or state securities laws.

Union Bank, N.A.
August 10, 2011
Page  _____
4. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any Obligor of the Credit Agreement, or for borrowings by the Company under the Credit Agreement, except for the ACC Order (which has been obtained and is, to the best of my knowledge, in full force and effect); provided, however, that I express no opinion in this paragraph as to compliance with the securities or “blue sky” laws of any jurisdiction.
5. The execution, delivery and performance by each Obligor of the Credit Agreement, and the borrowings under the Credit Agreement, will not (i) violate any law, rule or regulation of any Governmental Authority, which, in my experience, is normally applicable to transactions of the type contemplated thereby or to entities similar to such Obligor, (ii) violate any order of any Governmental Authority of which I have knowledge, (iii) violate the Articles of Incorporation or the Bylaws, as amended, of such Obligor, (iv) violate or result in a default under any indenture, agreement or other instrument of which I have knowledge binding upon any Obligor or its assets, or (v) result in, or require, the creation or imposition of any Lien on any of the properties or revenues of such Obligor other than as contemplated by the Credit Agreement.
6. Except as disclosed in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator, referee or Governmental Authority pending against or, to my knowledge, threatened against or affecting any of the Obligors (a) as to which there is, in my judgment, a reasonable possibility of an adverse determination and that, if adversely determined, would individually or in the aggregate, in my judgment, result in a Material Adverse Effect or (b) that involves the Credit Agreement, or any transactions contemplated therein.
Except as disclosed in the Disclosure Documents, and except with respect to any other matters that, individually or in the aggregate, could not, in my judgment, reasonably be expected to result in a Material Adverse Effect, to my knowledge none of the Obligors (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

Union Bank, N.A.
August 10, 2011
Page  _____
This opinion is limited to the laws of the States of Arizona and New York, and the federal laws of the United States of America. As to all matters of New York law, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, I have, with your consent, relied upon the opinion of even date herewith rendered to you by Morgan, Lewis & Bockius LLP of New York, New York, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.
Morgan, Lewis & Bockius LLP of New York, New York is authorized to rely upon this letter as to matters of Arizona law. This letter is not being delivered for the benefit of, nor may it be relied upon by, any person or entity to which it is not specifically addressed or by which reliance is not expressly authorized hereby. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Credit Agreement) may rely on this letter as of the time of its delivery on the date hereof as if this letter was addressed to them.

Very truly yours,

Todd C. Hixon
Vice President and General Counsel

EXHIBIT D
to the Credit Agreement
FORM OF LENDER ASSIGNMENT
UNS ELECTRIC, INC.
Reference is made to the Credit Agreement, dated as of August 10, 2011 (the “Credit Agreement”), among UNS Electric, Inc., an Arizona corporation (the “Company”), UniSource Energy Services, Inc., as Guarantor, the Lenders named therein and from time to time parties thereto (the “Lenders”), and Union Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
SECTION 1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, subject to and in accordance with the Terms and Conditions set forth in Annex 1 attached hereto, effective as of the Effective Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of the Loans owing to the Assignor which are outstanding on the Effective Date. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
SECTION 2. This Assignment is being delivered to the Administrative Agent together with, if the Assignee is organized under the laws of a jurisdiction outside the United States, any documentation referred to in Section 4.06(a) of the Credit Agreement, duly completed and executed by such Assignee.

SECTION 3. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment:

Percentage of outstanding
principal amount of Loans
Principal Amount of Loans	assigned (set forth, to at least
Assigned[1]	8 decimal points)

Loans $	%
[Remainder of page intentionally left blank]

[1]	Shall not be less than the lesser of (i) the aggregate amount of the Assignor’s Loans and (ii) $5,000,000.

The terms set forth on the foregoing
pages are hereby agreed to:

,
as Assignor

By:	Name:
Title:
,
as Assignee

By:

Name:
Title:
(Signatures continue on next page)
[Lender Assignment]

Accepted: 2
UNION BANK, N.A.,
as Administrative Agent

By:	Name:
Title:

Accepted:[3]

UNS ELECTRIC, INC.

By:	Name:
Title:

[2]	Consent of Administrative Agent is not required if the Assignee is an existing Lender, an Affiliate of an existing Lender or an Affiliate of the Assignor.

[3]
Consent of Borrower is not required if (i) the Assignee is an existing Lender, an Affiliate of an existing Lender or an Affiliate of the Assignor, or (ii) if an Event of Default has occurred and is continuing.

[Lender Assignment]

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT
1. Representations and Warranties.
1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of any Obligor, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Obligor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01(a)(i) or 8.01(a)(ii) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender organized outside the United States, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.

SCHEDULE 1.01
PRICING SCHEDULE
The “Applicable Margin” for Eurodollar Rate Loans and ABR Loans for any day are the respective annual percentage rates set forth below in the applicable row under the column corresponding to the Status that exists on such day for the Borrower, which Status shall be determined based on the applicable ratings of the Index Debt on such day:

	Level 1	Level 2	Level 3
	≥ BBB/Baa2	BBB-/Baa3	≦ BB+/Ba1

Applicable Margin — Eurodollar Rate Loans	1.125%	1.25%	1.75%

Applicable Margin — ABR Loans	0.125%	0.25%	0.75%
For purposes of this Pricing Schedule, the following terms have the following meanings:
“Level 1 Status” exists at any date if, at such date, the Index Debt is rated either BBB or higher by S&P or Baa2 or higher by Moody’s.
“Level 2 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) Level 1 Status does not exist.
“Level 3 Status” exists at any date if, at such date, no other Status exists.
“Status” refers to the determination of which of Level 1 Status, Level 2 Status or Level 3 Status exists at any date.
Notwithstanding the foregoing, if the Index Debt is split-rated and the ratings differential is two or more ratings levels, the Status shall be determined assuming that (a) the higher rating is equal to the midpoint of the two ratings (e.g., for a split rating of BBB+/Baa3, BBB is the midpoint and will be deemed to be the higher rating, and for a split rating of BB/Baa1, Baa3 is the midpoint and will be deemed to be the higher rating) or (b) if there is no exact midpoint, the higher rating is equal to the higher of the two middle intermediate ratings (e.g., for a split rating of BBB+/Ba1, BBB is the higher of the two middle intermediate ratings and will be deemed to be the higher rating, and for a split rating of BB/Baa2, Baa3 is the higher of the two middle intermediate ratings and will be deemed to be the higher rating).

If at any time the Index Debt is unrated by both Moody’s and S&P, Level 3 Status shall exist; provided that if the reason that there is no such Moody’s rating or S&P rating results from Moody’s or S&P, as the case may be, ceasing to issue debt ratings generally, then the Borrower and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of this Pricing Schedule (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected the Status shall be determined by reference to the rating most recently in effect prior to such cessation; and provided, further, that if the Index Debt is rated by only one of Moody’s or S&P, the Status shall be determined by reference to the rating of such Rating Agency.
The Applicable Margin (and, accordingly, the Status of the Borrower at any date) shall be based on the applicable ratings in effect from time to time on the Index Debt. The Applicable Margin shall be increased or decreased in accordance with the foregoing Pricing Schedule upon any change in the applicable ratings of the Index Debt. The ratings of the Index Debt in effect at any date is that in effect at the close of business on such date.

SCHEDULE 1.02
Applicable Lending Offices

Bank	ABR Lending Office	Eurodollar Lending Office
Union Bank, N.A.	445 South Figueroa Street, 15th Floor	same
Los Angeles, CA 90071
Attention: Kevin Zitar
Telephone: (213) 236-5503
Fax: (213) 236-4096

Schedule 7.01(e)
Subsidiaries
A. UNS Gas, Inc.
1.	Subsidiaries: None

2.	Jurisdiction of Organization: Arizona
B. UNS Electric, Inc.
1.	Subsidiaries: None

2.	Jurisdiction of Organization: Arizona
C. UniSource Energy Services, Inc.
1.
Subsidiaries: UniSource Energy Services, Inc. (the Guarantor) has two subsidiaries: UNS Gas, Inc. and UNS Electric, Inc. The Guarantor owns 100 percent of the common stock of each subsidiary. UNS Gas, Inc. and UNS Electric, Inc. have not issued any other class of capital stock or similar equity interest. UNS Gas, Inc. and UNS Electric, Inc. have no subsidiaries.

2.	Jurisdiction of Organization: Arizona